UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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ENTERPRISE FINANCIAL SERVICES CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENTERPRISE FINANCIAL SERVICES CORP
150 NORTH MERAMEC AVE
CLAYTON, MISSOURI 63105

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Enterprise Financial Services Corp will be held on Wednesday, April 28, 2021, at 5:00 p.m. Central Time. Due to the continuing public health impact of the coronavirus (“COVID-19”) pandemic, and the related governmental restrictions on public gatherings as well as to support the health and well-being of our shareholders and employees, the annual meeting will be held in a virtual meeting format only. You will not be able to attend the annual meeting physically in-person. To participate in the meeting, visit https://www.virtualshareholdermeeting.com/EFSC2021. Shareholders will be able to vote their shares electronically during the Annual Meeting. To participate, you will need the 16-digit control number included on your proxy card, voting instruction form or notice of internet availability. The Annual Meeting will begin promptly at 5:00 p.m., Central Time. We encourage you to access the Annual Meeting prior to the start time. The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones). The platform includes functionality that affords shareholders the same meeting participation rights and opportunities they would have at an in-person meeting. Participants should allow ample time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

The Annual Meeting is for the following purposes:
1.The election of 12 directors to hold office until the next annual meeting of shareholders or until their successors are elected and have qualified.
2.    Proposal A, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
3.    Proposal B, approval of an amendment to the Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan to increase the number of shares available for award.
4.    Proposal C, an advisory (non-binding) vote to approve executive compensation.
5.    Proposal D, an advisory (non-binding) vote on the frequency of the advisory vote on executive compensation.

The Board of Directors has fixed the close of business on March 4, 2021 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. You have three options for voting your shares:
1.    vote via the internet,
2.     vote via the telephone,
3.    complete and return the proxy card sent to you, or
4.    vote electronically during the virtual meeting.
For internet or telephone voting, instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Directors,

Nicole M. Iannacone, Corporate Secretary
Clayton, Missouri,
March 17, 2021

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders to be held on Wednesday, April 28, 2021:

This proxy statement and our 2020 Annual Report to Shareholders are available at www.proxyvote.com.

ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC AVE
CLAYTON, MISSOURI 63105

PROXY STATEMENT

These proxy materials are delivered by the Board of Directors (the “Board”) of Enterprise Financial Services Corp (the “Company” or “EFSC”), in connection with the solicitation of proxies to be voted at the 2021 Annual Meeting of Shareholders or any adjournment or postponement thereof. The meeting will be held virtually over the Internet on Wednesday, April 28, 2021 at 5:00 p.m. Central Time.

This Proxy Statement and the proxy card were first provided to shareholders on or about March 17, 2021.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

What may I vote on?

1.     The election of 12 directors to hold office until the next annual meeting of shareholders or until their successors are elected and have qualified.
2.     Proposal A, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
3.    Proposal B, approval of an amendment to the Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan to increase the number of shares available for award.
4.    Proposal C, an advisory (non-binding) vote to approve executive compensation.
5.    Proposal D, an advisory (non-binding) vote on the frequency of the advisory vote on executive compensation.

How does the Board recommend that I vote?
The Board recommends that you vote:
•FOR the election of 12 directors nominated by our board and named in this proxy statement;
•FOR the ratification of the appointment of Deloitte & Touche LLP under Proposal A;
•FOR the approval of Proposal B;
•FOR the approval, on an advisory (non-binding) basis, of executive compensation under Proposal C; and
•FOR the option of “1 Year” as the preferred frequency with which shareholders are provided an advisory vote on executive compensation under Proposal D.

Who can vote at the meeting? The Board has set March 4, 2021 as the Record Date for the annual meeting. All shareholders who owned our common stock at the close of business on the Record Date may vote at the annual meeting. On the Record Date, there were 31,255,259 shares of common stock outstanding. Shares held as of the Record Date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

How do I vote my shares? If your shares are registered directly in your name with our stock transfer agent, Computershare, you are considered a shareholder of record and the beneficial owner of those shares. As a shareholder of record, you have the right to grant your voting proxy directly to the Company, or to vote electronically at the meeting. You may submit your proxy by mail, over the internet at www.proxyvote.com, or via the telephone at 1-800-690-6903.

If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Generally, only shareholders of record may vote electronically at the meeting. If your shares are held in “street name,” you will receive a form from your broker or bank seeking instruction as to how your shares should be voted. Many of our shareholders who hold their shares in “street name” through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the internet. These shareholders should review and follow the voting instructions provided by their nominee, including any instructions related to revoking your voting instructions. You are also invited to attend the virtual annual meeting. However, since you are not the shareholder of record, you may not vote your shares electronically at the virtual annual meeting unless you obtain a legal proxy from your broker or bank.

Internet availability of proxy solicitation and other annual meeting materials. We are furnishing proxy materials to some of our shareholders via the internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing printed copies of those materials. The Notice of Internet Availability of Proxy Materials instructs shareholders that our proxy statement, annual report to shareholders, electronic proxy card and related materials are available for viewing, free of charge, on the internet. Shareholders may then access these materials and vote over the internet or request delivery of a full set of materials by mail or email. These rules help us lower the cost of conducting our annual meeting by reducing costs associated with printing and postage.

We mailed the required Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders on or about March 17, 2021. The proxy materials will be posted on the internet, at www.proxyvote.com, no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice. The Notice will also include instructions on how to access and review the proxy materials online, how to vote your shares over the internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

Can I change my vote? Yes. If you are the shareholder of record, you may revoke your proxy at any time before the annual meeting of shareholders by:

•entering a new vote by internet or telephone;
•returning a later-dated proxy card;
•sending written notice of revocation to the Corporate Secretary of the Company; or
•attending the virtual annual meeting and voting electronically.

To change your vote for shares you hold in street name, you will need to follow the instructions provided by your broker or bank.

How are shares of common stock voted at the meeting? Each holder of common stock is entitled to one vote for each share of common stock held with respect to each matter to be voted upon.

All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting which are not properly revoked will be voted at the annual meeting in accordance with the instructions indicated on the proxies. If no contrary instructions are indicated, proxies will be voted FOR the election of the Board’s director nominees and FOR approval of Proposals A, B, C, and “1 Year” for Proposal D.

How many votes are required to elect each director? A plurality of votes cast at the annual meeting is required for the election of each director, which effectively means that the 12 persons receiving the most votes will be elected as directors. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your shares will not be voted with respect to those nominees indicated; however, your shares will be counted for purposes of determining whether there is a quorum. There is no cumulative voting for our directors. While directors are elected by a plurality of votes cast, our Board has adopted a majority voting policy for directors. This policy states that in an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to submit his or her resignation to the Board. The Nominating and Governance Committee of the Board is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale. Only votes “for” or “withheld” are counted in determining whether a majority has been cast in favor of a nominee. If you cast a “withheld” vote, your vote will have a similar effect as a vote against that director nominee under our majority voting policy for directors. If a nominee fails to receive a majority of the votes cast and the Board accepts the director’s resignation, there would be a vacancy created on the

Board. Our Board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board.

How many votes are required to adopt the other proposals?
Each outstanding share of our common stock as of the Record Date is entitled to one vote on each proposal at the 2021 Annual Meeting.

If there is a quorum at the 2021 Annual Meeting, the matters, other than the election of directors, to be voted upon by the shareholders require the following votes for such matter to be approved:

•Proposal A, Ratification of the Company’s Independent Registered Public Accounting Firm. The affirmative vote of holders of the majority of the shares for which votes are cast at the 2021 Annual Meeting is required for the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for year ending December 31, 2021. Abstentions will not be counted as votes cast and, therefore, will not affect the outcome.
•Proposal B, Increase in Authorized Shares under Amended and Restated 2018 Stock Incentive Plan. The affirmative vote of holders of the majority of the shares for which votes are cast at the 2021 Annual Meeting is required to approve the amendment to the Amended and Restated 2018 Stock Incentive Plan, to, among other things, provide for the addition of 600,000 shares to cover awards under the Amended and Restated 2018 Stock Incentive Plan. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect the outcome.
•Proposal C, Advisory (non-binding) Vote on Approval of Executive Compensation. The affirmative vote of holders of the majority of the shares for which votes are cast at the 2021 Annual Meeting is required to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect the outcome.
•Proposal D, Advisory (non-binding) Vote on the Frequency of the Advisory Vote on Executive Compensation. The frequency (one, two, or three years) that receives the highest number of votes cast at the 2021 Annual Meeting will constitute the non-binding advisory recommendation of the shareholders as to the frequency of future advisory votes on the compensation of the Company’s named executive officers. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect the outcome.

If a broker indicates on its proxy that it submits to the Company that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner and you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares for or against “routine” matters such as Proposal A, the ratification of the appointment of our independent registered public accounting firm. Brokers are not permitted to exercise discretionary voting authority to vote your shares for or against “non-routine” matters. Of the proposals on which shareholders will be asked to vote on at the 2021 Annual Meeting, Proposal A, the ratification of the appointment of our independent registered public accounting firm, is a “routine” matter, while the election of directors and Proposals B, C and D are “non-routine” matters.

How do I vote if my shares are held in a benefit plan? If you are a current or former employee of the Company or one of its subsidiaries and you have any portion of your investment funds allocated to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (“Savings Plan”), you may instruct the Savings Plan’s trustees how to vote the shares of common stock allocated to your account under the Savings Plan. You will instruct the voting of your shares in the same manner as other shareholders, i.e., by submitting your voting instructions by telephone or through the internet or by requesting a proxy card to sign and return. Please see the Notice we sent to you or this proxy statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for shares held in the Savings Plan must be returned by 11:59 p.m. Eastern Time on April 25, 2021.

What if I don’t give specific voting instructions or abstain?
If you indicate a choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

If you are a shareholder of record and you return a signed proxy card but do not indicate how you wish to vote, the shares will be voted in favor of the election as directors of the nominees described in this Proxy Statement, as well as in favor of proposals A, B, and C, and for “1 Year” for Proposal D. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

Under the rules of the New York Stock Exchange, which regulates stock brokers, Proposal A, the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, is considered a routine matter, and your brokerage firm or other nominee will be entitled to vote your shares in their discretion on this proposal even if you do not provide voting instructions to your broker or other nominee. However, the election of directors and Proposals B, C, and D are not considered routine matters, and brokers will not be permitted to vote on these matters if beneficial owners fail to provide voting instructions. The uninstructed shares that cannot be voted by brokers on non-routine matters are commonly referred to as “broker non-votes.”

Abstentions and broker “non-votes” (assuming a quorum is present) will have no effect on Proposal A, B, C, or D. Votes withheld and broker “non-votes” with respect to the election of any nominee for director will not be considered in determining whether such nominee has received the affirmative vote of a plurality of the votes cast; however, such votes will be considered to have a similar effect as a vote against those director nominees under our majority voting policy.

How can I attend the annual meeting? The annual meeting will be held virtually over the Internet. You will be able to participate in the virtual annual meeting and vote your shares electronically by visiting https://www.virtualshareholdermeeting.com/EFSC2021 and entering your sixteen-digit control number located on your proxy card. The virtual annual meeting will begin promptly at 5:00 p.m. Central Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 4:45 p.m. Central Time, and you should allow ample time for logging in. You will have the same rights and opportunities that you would be afforded by an in-person meeting.

What if I cannot locate my control number? You must have your control number to vote your shares. The sixteen-digit control number is located on your proxy card. If you are unable to locate your control number or proxy card, please note the following:

•If you shares are held in “street name” (i.e. your shares are held in a stock brokerage account or by a bank), you will need to contact your broker or financial institution directly and ask for their proxy department to obtain the necessary information.

•If you are a registered shareholder (i.e. the shares are registered in your name with our stock transfer agent), please send an email to the Company’s Investor Relations department, investorrelations@enterprisebank.com, and provide information regarding the name of the person holding the shares and the amount of shares owned.

Who pays for this proxy solicitation? The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to solicitation by mail, proxies may be solicited in person or by telephone or by other means by the Company’s directors, officers or employees, who will not receive any additional compensation for solicitation activities. The Company has engaged Broadridge Financial Solutions, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies. The Company will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by mailing proxy materials to the beneficial owners of common stock as of the Record Date.

________________________

The date of this Proxy Statement is March 17, 2021.

ELECTION OF DIRECTORS

The Board, upon recommendations of its Nominating and Governance Committee, has nominated for election the 12 persons named below. It is intended that proxies solicited will be voted for such nominees. There is no cumulative voting for our directors. The Board believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose.

Under our mandatory retirement policy, a director is generally required to retire at the next annual meeting of shareholders after the later of: reaching age 72 or the fourth anniversary of the director’s initial election to the Board, and may not stand for election or re-election thereafter. However, a director need not retire and may stand for re-election if the Board, by unanimous vote, approves a waiver for such director, provided that any such waiver must be renewed annually and no waiver will be made or renewed for any director after reaching the age of 75.

The following biographical information is furnished with respect to each member of the Board, some of whom also serve as directors and officers of one or more of the Company’s subsidiaries, including Enterprise Bank & Trust (the “Bank” or “EB&T”).

There are no family relationships between or among any directors or executive officers of the Company. Except as noted in the director biographies below, none of the Company’s directors or executive officers serves as a director of (i) any company other than EFSC that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (ii) any investment company registered under the Investment Company Act of 1940, as amended. Other than Mr. Lally, all of our director nominees have been determined to be independent as defined in Rule 5605(a)(2) of the Nasdaq stock market. In some cases, the relationships that we analyzed include relationships that a director has as a partner, member, shareholder, officer or employee of an organization that has a relationship with the Company. They may also include relationships where a family member of a director is a partner, member, shareholder or officer of an organization that is a competitor of, or has a relationship with, the Company.

Name of Nominee	Age	Director Since
Michael A. DeCola	67	2007
John S. Eulich	70	2010
Robert E. Guest, Jr.	66	2002
James M. Havel	66	2014
Judith S. Heeter	71	2012
Michael R. Holmes	62	2015
Nevada A. Kent, IV	65	2017
James B. Lally	53	2017
Richard M. Sanborn	58	2020
Anthony R. Scavuzzo	39	2019
Eloise E. Schmitz	55	2017
Sandra A. Van Trease	60	2005

The biographies of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director.

Michael A. DeCola served as Vice Chairman of HBM Holdings Company (“HBM”) from February 2019 through December 2019. Mr. DeCola was the Chief Executive Officer of HBM from January 2014 to February 2019 (President and Chief Executive Officer from January 2014 through September 2018). Mr. DeCola serves as Chairperson of the Board of Mississippi Lime Company, a portfolio company of HBM. Mr. DeCola was previously the Chairperson of the St. Louis Regional Business

Council and is the former Chairperson of the United Way of Greater St. Louis and a member of the Executive Committee. Mr. DeCola serves on the advisory board of several private, family-owned businesses. He brings to the Board extensive executive business experience and connections within the St. Louis business community.

John S. Eulich was the Chairperson and CEO of Aspeq Holdings, Inc. (d/b/a INDEECO), a manufacturing company, from 2005 through 2015. Mr. Eulich was a director of LMI Aerospace, Inc. (Nasdaq: LMIA) from 2005 until the company was sold in 2017. He served as Chairperson of the Corporate Governance and Nominating Committee, and was a member of LMIA’s Audit Committee and Compensation Committee. In addition to his public company experience, he is a successful entrepreneur and is familiar with the needs of privately-held businesses. He brings to the Board his network of connections within the St. Louis community.

Robert E. Guest, Jr. has been a partner at the Affinity Law Group since 2007. Prior to that, Mr. Guest was a partner at Doster, Mickes, James, Ullom, Benson, & Guest LLC, a law firm. Mr. Guest brings significant legal experience in commercial activities and in merger and acquisitions. He is also very familiar with the St. Louis and Kansas City business communities.

James M. Havel has served as the Executive Vice Present and Chief Financial Officer at Clayco since March 2019. Previously, he served as Executive Vice President and Chief Financial Officer of Express Scripts Holding Company (Nasdaq: ESRX) from October 2017 through January 2019. Mr. Havel currently serves on the board of directors of Carestream Dental. From April 2016 through November 2016, Mr. Havel served as Chief Operating Officer of Vatterott Education Centers, a privately-held post-secondary trade school. From January 2015 through March 2016, Mr. Havel served as a financial executive with Express Scripts Holding Company. From April 2011 through December 2014, Mr. Havel served as the Chief Financial Officer of Major Brands Holdings. Prior to July 2010, Mr. Havel was a partner with Ernst & Young LLP. Mr. Havel has also previously advised public and private companies on acquisitions and strategic planning in connection with independent consulting work. Mr. Havel brings extensive financial experience in both public and private company environments to the Board. Mr. Havel’s public accounting background also provides him with insight into the broad range of businesses and industries the Company serves.

Judith S. Heeter serves as the President of Pathfinder Consulting, LLC, a consulting company based in Mission Hills, Kansas which she founded in February 2011. Ms. Heeter is a recently retired member of the Board of Directors of Missouri Employers Mutual Insurance Company, having previously served as Chairperson from 2011 to 2016. She also serves on several non-public boards in the Kansas City metro area. Ms. Heeter brings a variety of executive and legal experience to the Board, including having practiced law for over 30 years. She is experienced in negotiating and implementing strategic business transactions and reorganizations, and she is a Governance Fellow, certified by the National Association of Corporate Directors. She also has a significant business network within the Kansas City community.

Michael R. Holmes has served as Chairperson Emeritus of the Board for Rx Outreach, Inc., since May 2020, having previously served as Chairperson of the Board of Rx Outreach, Inc. since February 2016. Rx Outreach, Inc. is a non-profit pharmacy that dispenses more than 30,000 months of medicine each week to low income individuals across the United States. Previously, he served as President of Rx Outreach, Inc. from October 2010 through January 2016. Prior to that, he served as Executive Vice President of Express Scripts from December 2005 through October 2010, responsible for Corporate Strategy, Research and Clinical Services, Human Resources, Corporate Real Estate, Security, Procurement, and all of its domestic subsidiary businesses. Mr. Holmes has broad public company senior management experience as well as consumer, financial and investment expertise. Mr. Holmes also brings to the Board a valuable perspective on community engagement and underserved markets.

Nevada A. Kent, IV has served as an Adjunct Professor of Accounting at Washington University since August 2012. Previously, Mr. Kent worked with Pricewaterhouse Coopers, LLP as Market Managing Partner from July 2004 through June 2012, and Partner from August 1977 through June 2004, performing audit engagements, merger and acquisition engagements, litigation support, and security offerings. Mr. Kent also serves on a number of non-public boards and has over 35 years of auditing experience, including involvement in supervisor roles. He brings his extensive finance and accounting insight to the Board.

James B. Lally joined the Company in 2003 as senior vice president and was named president of the Bank’s Clayton unit in 2008. In 2011, he was appointed President of the St. Louis region and three years later assumed responsibility for commercial banking in all regions. In May 2016, Mr. Lally was named Executive Vice President of EFSC, with responsibility for the Company’s wealth management, private banking and mortgage businesses, as well as its community development entity. Mr. Lally was named President of EFSC in August 2016 and subsequently became EFSC CEO in May 2017. Prior to EFSC, Mr. Lally served in various commercial banking roles for US Bank and Commerce Bank in St. Louis. Mr. Lally has over 20 years of public banking experience and brings deep knowledge of the Bank and its business.

Richard M. Sanborn served as a Director, President, and Chief Executive Officer of Seacoast Commerce Banc Holdings (“Seacoast”) (OTC: SCBH) and Seacoast Commerce Bank from October 2007 until it was acquired by the Company in November 2020. Mr. Sanborn also serves on the board of the Federal Reserve Bank of San Francisco, is the past Chair of the Federal Reserve Banks Community Depository Institution Advisory Council, a past Chair of the California Bankers Association, a past member of the American Bankers Association Government Relations Council, a past member of the Independent Community Bankers Association lending advisory committee, and is a current member of the National Association of Corporate Directors. Mr. Sanborn has a B.S. in Accounting from Bentley University and a M.B.A. from California Pacific University. He brings deep knowledge of the banking industry and prior management and leadership experience of another financial institution to the Board.

Anthony R. Scavuzzo is a principal at Castle Creek Capital LLC (“Castle Creek”) and joined the firm in 2009. Mr. Scavuzzo currently serves on the boards of directors of Guaranty Federal Bancshares, Inc. (Nasdaq: GFED) and SouthCrest Financial Group, Inc. (OTC Pink: SGSC). Mr. Scavuzzo also currently serves on the boards of directors of the following private banking institutions: First Bancshares of Texas, Inc., McGregor Bancshares and Lincoln Bancshares Inc. Mr. Scavuzzo previously served on the boards of directors of other public and privately-owned financial and banking institutions. Most recently, he served as a member of the board of directors of Trinity Capital Corp (OTC: TRIN) until it was acquired by the Company in March 2019 and the board of directors of MBT Financial Corp. (previously Nasdaq: MBFT). Castle Creek beneficially owns 996,385 shares of the Company’s common stock as of the Record Date. Prior to joining Castle Creek, Mr. Scavuzzo worked in an operating role for the Chief Executive Officer at MBT Financial Bank where he was responsible for evaluation of merger and acquisition opportunities and capital investment strategy. Mr. Scavuzzo was formerly Treasurer and a member of the Board of Directors for the CFA Society of San Diego and past Chairman of the Finance Committee for the CFA Society of Chicago. Mr. Scavuzzo holds a M.B.A. in Finance, Accounting and Entrepreneurship from the University of Chicago, Booth School of Business. Mr. Scavuzzo brings his many years of extensive experience with multiple financial institutions to the Board.

Eloise E. Schmitz is the chief executive officer and co-founder of LoanNEX in St. Louis, a residential mortgage SaaS platform serving mortgage originators and investors. She is also owner and partner of Adreon Investments, an investment partnership in independent restaurants in St. Louis. Previously, Ms. Schmitz was executive vice president and chief financial officer of Charter Communications, Inc. (Nasdaq: CHTR). She also has extensive corporate banking experience, having served at the former Mercantile Bank in St. Louis (now US Bank) and the former First Union National Bank in Charlotte, NC (now Wells Fargo). Ms. Schmitz has previously served on several non-public boards including the Board of Trustees for Villa Duchesne Oak Hill in St. Louis, the Advisory Board to Palace Capital Management, LLC, the H. Sophie Newcomb College Institute Director Advisory Council, and the Advisory Board of Women in Cable Television. Ms. Schmitz is a graduate of Tulane University. Ms. Schmitz’ experience in corporate banking and financial analysis makes her a valuable member of our Board and its committees.

Sandra A. Van Trease, served as the Group President of BJC HealthCare, a $6 billion clinically integrated not-for-profit operator of hospitals and ambulatory care services, the largest healthcare institution in the St. Louis area, from 2004 through July 2020. Ms. Van Trease was President and Chief Executive Officer at UNICARE, an operating unit of Well Point Inc., a health insurance company, from 2002 through 2004. As an executive of RightChoice (NYSE: RIT) a health insurance company, from 1994 to 2002, she served as its President, Chief Financial Officer and Chief Operating Officer from 2000 through 2002. Ms. Van Trease previously served on the board of directors of Peabody Energy (NYSE: BTU) where she also served as a chair of their audit committee and chair of the Health, Safety, Security and Environmental Committee. Ms. Van Trease serves as a director for the University of Health Sciences and Pharmacy (formerly known as the St. Louis College of Pharmacy), and previously served as a director for Vizient Mid-America and the National Association of ACO’s, in additional to several community organizations. Ms. Van Trease is an MBA and a non-practicing CPA and CMA. Ms. Van Trease’s executive management and experience at these institutions together with her service on other publicly-traded company boards and strong community service make her a valued adviser and highly qualified to serve on our Board and its committees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
INDIVIDUALS LISTED ABOVE FOR ELECTION AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE INFORMATION

The Board has determined that having an independent director serve as Chairperson of the Board is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Director Eulich is the current Chairperson of the Board and has held that position since May 2016.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

All committee members are appointed by the Board on recommendation of the Nominating and Governance Committee. In addition, the Board has established membership standards for each committee which requires that a certain number of committee members must be “independent directors,” as that term is defined in Rule 5605(a)(2) of the Nasdaq rules.

The Board met nine times in 2020. All directors attended at least 75% of all meetings of the full Board and of those committees on which they served in 2020. The Company’s Board periodically held executive sessions of the members of the Board who met the then current standards of independence. Executive sessions of the Board were presided over by the Chairperson of the Board.

While there is no formal policy concerning director attendance at the annual meeting, all members of the Board are encouraged to attend if reasonably able to do so. All of the then serving members of the Board attended the 2020 Annual Meeting of Shareholders.

DIVERSITY

The Company and the Board strongly believe diversity is critical to the Company’s success and creating long-term value for our shareholders. We believe that a board consisting of individual directors with diverse backgrounds ensures broader representation and inspires deeper commitment to management, employees and the communities we serve. While not specific to a particular policy, the Company’s Board prioritizes diversity in gender, ethnic background, and professional experience when considering candidates for director as part of its commitment to diversity. At present, 31% of our Board is diverse from a gender, race or ethnic perspective. In addition, the Company is committed to a culture of inclusiveness, equality and diversity at all levels of the Company’s workforce, offering a supportive and understanding environment designed to assist all individuals in realizing their maximum potential, regardless of their differences. Our goal is to ensure that, in carrying out our activities, we promote equality of opportunity and good relations between people of diverse backgrounds, and avoid unlawful discrimination. As of December 31, 2020, more than 28% of our executive officers, and more than 53% of our leadership team were diverse from a gender, race or ethnic perspective.

DIRECTOR COMPENSATION

The following table sets forth compensation paid to each of the Company’s non-employee directors during 2020.

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Total Annual Compensation
Michael A. DeCola	$36,151	$36,099	$72,250
James F. Deutsch(1)	64,250	—	64,250
John S. Eulich	44	116,356	116,400
Robert E. Guest, Jr.	45,751	36,099	81,850
James M. Havel	18	67,232	67,250
Judith S. Heeter	34,639	34,611	69,250
Michael R. Holmes	18	67,232	67,250
Nevada A. Kent, IV	34,154	34,096	68,250
Richard M. Sanborn(2)	6,875	—	6,875
Anthony R. Scavuzzo	64,250	—	64,250
Eloise Schmitz	33,150	33,100	66,250
Sandra A. Van Trease	51	72,949	73,000

(a) Includes fractional shares paid in cash.
(b) The amounts shown in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). For more information, please refer to Note 16 – Shareholders’ Equity and Compensation Plans included in the Company’s 2020 Consolidated Financial Statements on Form 10-K filed with the Securities Exchange Commission (“SEC”) on February 19, 2021.

(1) As previously reported on Form 8-K filed with the SEC on February 11, 2021, Mr. Deutsch notified the Board Chairman that he will not stand for re-election and will resign from the Board and the committees on which he serves effective as of the date of the 2021 Annual Meeting.
(2) Mr. Sanborn joined the Board effective November 12, 2020.

In 2020, non-employee directors received a $45,000 annual retainer, except for Mr. Eulich who received a $100,000 retainer for his service as chairperson of the Board and Executive Committee. Annual retainers are paid in July of each year for the upcoming 12-month period. Additionally, members receive $1,250 per board meeting attended. For committee service, the Chairpersons received an additional retainer as follows: Audit Committee - $10,000, Compensation Committee - $8,000, Risk Committee - $8,000 and Nominating and Governance Committee - $6,000. Non-Chairperson committee members receive $1,000 per committee meeting attended.

Directors also receive attendance fees and retainers for service on the Bank’s board of directors and for representing EFSC’s Board on other committees and advisory boards. For their services on the Bank’s board of directors, Mr. Eulich received $16,400 in stock. Additionally, Mr. Guest received $9,600 for service on an advisory board.

Generally, non-employee directors receive 50% of their retainer or meeting fees in shares of EFSC common stock unless a non-employee director elects to receive 100% of such director’s retainer and meeting fees in shares. Any election to receive 100% of the retainer and meeting fees in shares will remain in effect until revoked by the non-employee director. The number of shares received by the non-employee director depends on the fair market value of the Company’s common stock on the date of grant. Shares are granted on the date that the cash retainer or meeting fees would otherwise have been paid. Shares are fully vested upon grant.

The Company has entered into Corporate Governance Agreements with each of Patriot and Castle Creek, and each of their officers that are serving as Company directors, James F. Deutsch and Anthony R. Scavuzzo, respectively (collectively, the “Corporate Governance Agreements”). Pursuant to the Corporate Governance Agreements, the Company will pay all director compensation, committee fees, expenses and benefits in cash to each of Patriot and Castle Creek, or each entity’s designated affiliates, and not to Messrs. Deutsch and Scavuzzo individually. Pursuant to the terms of the Corporate Governance Agreement with Patriot and Mr. Deutsch, that agreement will terminate effective on Mr. Deutsch ceasing to be a member of the Company’s Board, except as to provisions that survive by their terms such as confidentiality and compliance with applicable law. For additional information on the Corporate Governance Agreements, see “Related Person Transactions.”

EXECUTIVE COMMITTEE

The Executive Committee is empowered to act on behalf of, and to exercise the powers of, the full Board in the management of the business and affairs of the Company when the full Board is not in session, except to the extent limited by applicable Delaware law. The charter for the Executive Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. All actions by the Executive Committee are reported at the next regular Board meeting. In 2020, the committee met three times.

All members of the Executive Committee meet the Nasdaq independence standards. In 2020, Directors Eulich (Committee Chairperson), Guest, Heeter, and Van Trease served on the Committee for the full year. Directors Holmes (from January through May) and DeCola (from May through year end) served on the Committee for a portion of the year.

AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board by reviewing all audit processes and fees, the financial information provided to the shareholders and the Company’s systems of internal financial controls. The Audit Committee has the authority and responsibility to select and evaluate and, where appropriate, replace the Company’s independent registered public accounting firm.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, legal and regulatory compliance and the Company’s anonymous “whistleblower” reporting system. To satisfy these oversight responsibilities, the committee separately meets regularly with the Company’s Chief Financial Officer, its Chief Risk Officer, its Director of Internal Audit, the Company’s independent registered public accounting firm, and management. The Audit Committee Chairperson periodically meets between formal committee meetings with the Company’s Chief Financial Officer, its Chief Risk Officer, its Director of Internal Audit, and the Company’s independent registered public accounting firm. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal auditors and the independent registered public accounting firm, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

All members of the Audit Committee meet the Nasdaq independence standards and meet the additional requirements applicable to Audit Committee members. In 2020, the Audit Committee consisted of Directors Van Trease (Committee Chairperson), Deutsch, Havel, Kent, and Schmitz for the full year. The Audit Committee met six times in 2020.

The Board has determined that all of the audit committee members satisfy the requirements of an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and satisfy the definition of “financially sophisticated” under Nasdaq Rule 5605(c).

The Company’s Board has determined that none of the Directors on the Audit Committee have a relationship with the Company or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is, nor have they been for the past three years, an employee of the Company or the Bank, and none of their immediate family members is, nor have they been for the past three years, an executive officer of the Company or the Bank.

As noted in the Audit Committee’s charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, the Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of quality of audits performed by the independent registered public accounting firm. The Audit Committee reassesses the adequacy of the charter on an annual basis.

The Audit Committee has considered whether the provision by the Company’s independent registered public accounting firm of the services covered by the audit fees is compatible with maintaining its independence and has concluded that it is compatible. The Audit Committee is responsible for pre-approving all auditing services and permitted non-auditing services to be performed by the Company’s independent registered public accounting firm. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent registered public accounting firm, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

The Report of the Audit Committee appears on page 44 of this Proxy Statement.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee assists the Board in identifying and recommending qualified director nominees for election at the annual meeting. The charter for the Nominating and Governance Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. The committee recommends membership on Board committees, reviews and assesses the Company’s governance guidelines, policies and practices, and oversees an annual Board self-evaluation.

All members of the Nominating and Governance Committee meet the Nasdaq independence standards. In 2020, the Nominating and Governance Committee consisted of Directors Heeter (Committee Chairperson), DeCola, Guest, Havel, and Holmes for the full year. The committee met five times in 2020.

The Nominating and Governance Committee may consider candidates for Board membership coming to its attention through current Board members, search firms, shareholders and other persons. Suggestions for nominees from shareholders are evaluated in the same manner as other nominees. Any shareholder nomination must be submitted in writing to the Company’s Corporate Secretary at: Enterprise Financial Services Corp, 150 North Meramec Ave., Clayton, Missouri 63105, and should include the shareholder’s name, address and the number of the Company’s shares owned by the shareholder, along with the nominee’s name and qualifications in accordance with the procedures set forth in our By-Laws. No shareholder nominations for director were received for the 2021 Annual Meeting.

The Nominating and Governance Committee has the flexibility to consider various factors it deems appropriate in identifying and evaluating potential candidates for director nominees as there is no strict set of qualifications that must be satisfied before a candidate may be considered. These factors may include education, diversity, experience with business and other organizations comparable with EFSC, the interplay of the candidate’s experience with that of other members of the Board, and the extent to which the candidate would be a desirable addition to the Board and to any of the committees of the Board. The Nominating and Governance Committee will evaluate nominees for directors submitted by shareholders in the same manner in which it evaluates other director nominees.

Shareholders may communicate directly to the Board, including individual directors and our presiding Chairperson, by sending a letter to the Board at the following address: Enterprise Financial Services Corp Board of Directors, 150 North Meramec Ave., Clayton, Missouri 63105. All communications directed to the Board will be received and processed by the Company’s Corporate Secretary and will be transmitted to the Chairperson of the Nominating and Governance Committee without any editing or screening.

COMPENSATION COMMITTEE

In 2020, the Compensation Committee consisted of Directors DeCola (Committee Chairperson), Eulich, Holmes, Kent, Scavuzzo, and Van Trease. Director Holmes previously served as the Compensation Committee Chairperson until May 2020 when Director DeCola was appointed to the Chairperson position. Director Scavuzzo was appointed to the Compensation Committee in May 2020. All other Compensation Committee directors served on the Committee for the full year. The Compensation Committee met six times in 2020. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the Nasdaq rules. The responsibilities of the Compensation Committee are set forth in its charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, and includes the responsibility for establishing, implementing and continually monitoring compliance with the Company’s compensation philosophy. Members of the Compensation Committee are outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). During 2020, no member was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits program. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management and with outside counsel to understand the financial, human resources and shareholder implications of compensation decisions being made. For additional information regarding our engagement of a compensation consultant, see “Executive Compensation - Overview of the Compensation Process.” The Compensation Committee is also responsible to further the advancement of the Company’s goals related to environmental, health and safety, corporate social responsibility, sustainability and other public policy matters (collectively, “ESG”) (as they continue to evolve) through the Company’s compensation arrangements, policies and decisions, to the extent the Compensation Committee deems necessary to do so.

The Compensation Committee Report appears on page 23 of this Proxy Statement.

RISK COMMITTEE

The Risk Committee assists the Board in carrying out its responsibilities with respect to the comprehensive oversight of the types and levels of risk being incurred by the organization, and the effectiveness of the methods used to identify, monitor, manage, and report those risks. The charter for the Risk Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com.

The responsibilities of the Risk Committee are to review the Company’s Risk Appetite Statement and Risk Tolerances, evaluate the Company’s risk priorities, and to monitor and evaluate the Company’s risk profile as determined by management. Additionally, the Risk Committee is responsible for the evaluation and oversight of the implementation of the Company’s strategy on ESG. For additional information, see “Environmental, Social and Governance.” Also, the Risk Committee oversees the composition and activities of the Bank’s Risk Oversight Committee.

In 2020, the Risk Committee consisted of Directors Guest (Committee Chairperson), Deutsch, Heeter, Sanborn, Scavuzzo and Schmitz. All of the listed directors served a full year on the Risk Committee except Director Deutsch who was appointed in May 2020 to the Committee and Director Sanborn who was appointed in December 2020. In addition, certain directors from the Company’s Bank subsidiary served as advisory members of the Committee pursuant to its Charter. The Committee met four times in 2020. Directors Guest, Deutsch, Sanborn and Scavuzzo have extensive experience in identifying, assessing and/or managing risks.

CORPORATE CODE OF ETHICS

The Company has implemented a Code of Ethics applicable to our directors, Chief Executive Officer, Chief Financial Officer, other senior management, and to all of our employees. Our Code of Ethics provides fundamental ethical principles to which these individuals are expected to adhere. Our Code of Ethics operates as a tool to help our directors and employees understand and adhere to these high ethical standards required for employment by, or association with, the Company and the Bank. Our Code of Ethics is available on our website at www.enterprisebank.com under the investor relations section. Our shareholders may also obtain written copies at no cost by writing to us at the address: Enterprise Financial Services Corp, 150 North Meramec Ave., Clayton, Missouri 63105. Any future changes or amendment to our Code of Ethics and any waiver that applies to one of our senior financial officers or a member of our Board will be posted on our website.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE
We are increasingly focused on key ESG risks and on providing transparency around our ESG efforts. In 2020, the Risk Committee was charged with overseeing our ESG risk management efforts. In March 2021, we issued our inaugural ESG Report. For more information on our focus and enhancement of our ESG efforts, please visit the Environmental Social & Governance page on our company website at www.enterprisebank.com.1

1 Information contained in our ESG Report shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, as amended, or deemed incorporated by reference in this filing.

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, as of March 4, 2021, are as follows:

Name	Age	Principal Business Experience
James B. Lally	53	Chief Executive Officer of Enterprise Financial Services Corp since May 2017. President of Enterprise Financial Services Corp since August 2016, Executive Vice President and Director of Fee Businesses from May 2016 through August 2016, President of Commercial Banking of Enterprise Bank & Trust from 2014 through May 2016, President of the St. Louis Region of Enterprise Bank & Trust from 2011 through 2014.

Keene S. Turner	41	Executive Vice President and Chief Financial Officer of Enterprise Financial Services Corp since October 2013. Chief Financial Officer of Enterprise Bank & Trust from 2013 through 2016 and since February 2019. Executive Vice President and Chief Accounting Officer of National Penn Bancshares, Inc. from February 2010 through October 2013.

Scott R. Goodman	57	President of Enterprise Bank & Trust since April 2013. Executive Vice President and Director of Commercial Banking & Wealth Management of Enterprise Bank & Trust from May 2012 through April 2013.
Douglas N. Bauche	51	Chief Credit Officer of Enterprise Bank & Trust since May 2016. President of the St. Louis Region of Enterprise Bank & Trust from March 2014 through April 2016 and from December 2018 through January 2020. President of the St. Charles Region of Enterprise Bank & Trust from March 2000 through March 2014.

Nicole M. Iannacone	41	Executive Vice President, Chief Risk Officer and General Counsel of Enterprise Bank & Trust since December 2018. Corporate Secretary of Enterprise Financial Services Corp since January 2018. Senior Vice President and General Counsel of Enterprise Bank & Trust from 2015 to 2018. Vice President and General Counsel of Enterprise Bank &Trust from 2014 to 2015. Attorney at Jenkins & Kling, P.C. from 2005 to 2014.

Mark G. Ponder	50	Executive Vice President and Chief Administrative Officer of Enterprise Bank & Trust since December 2018. Senior Vice President and Controller of Enterprise Financial Services Corp from March 2012 to March 2019. Chief Financial Officer of Enterprise Bank & Trust from August 2016 to February 2019.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section the Compensation Committee of the Board of Directors (the “Committee”) provides information regarding our compensation programs for our named executive officers (“Named Executive Officers” or “NEOs”) for 2020, including our overall philosophy, components of compensation that we provide, and the objectives and intended incentives of our programs. Our Named Executive Officers for 2020 were as follows:

Name	Title
James B. Lally	President and Chief Executive Officer
Keene S. Turner	Executive Vice President and Chief Financial Officer
Scott R. Goodman	President, Enterprise Bank & Trust
Douglas N. Bauche	Chief Credit Officer, Enterprise Bank & Trust
Nicole M. Iannacone	Executive Vice President, Chief Risk Officer, General Counsel, Enterprise Bank & Trust and EFSC Corporate Secretary

Principles. Our compensation philosophy is to provide competitive compensation that rewards executives for performance and management of risk. We develop and administer compensation programs consistent with the following principles:

•Compensation will include a substantial performance-based component which is:
◦based on clearly defined goals;
◦aligned with measurable business results, appropriate risk management and increase in shareholder value; and
◦linked to successful implementation of our business plan.
•Compensation is designed to attract, motivate and retain top talent.
•Compensation will be fair and market competitive.

Executive Compensation at a Glance.

2020 Say on Pay Results: 99% approval of compensation program
CEO Pay “At Risk”: 58% of CEO’s total compensation
2020 Short-Term Incentive Plan (“STIP”) Payments: Adjusted Earnings per Share (“EPS”), Core Deposits, and Core Fee Income results warranted payout at slightly below “exceptional” levels but the Committee reduced the Adjusted EPS component to “target” to better align with shareholder interests given the overall economic climate.
Long-Term Incentive Plan (“LTIP”) for NEOs:
•20% time-based restricted stock units (“RSUs”)
•80% performance-based RSUs

	What we do:		What we don’t do:
✓	Align short and long-term incentive plan targets with business goals and shareholder interests	✓	Provide Section 280G gross-up payments
✓	Conduct annual say on pay advisory vote	✓	Reward executives for taking excessive, inappropriate or unnecessary risk
✓	Conduct shareholder outreach	✓	Allow repricing or backdating of equity awards
✓	Retain independent compensation consultant to advise our Compensation Committee	✓	Provide multi-year guaranteed salary increases or guaranteed bonuses
✓	Use performance metrics that compare our performance to external benchmarks	✓	Rely exclusively on shareholder return as our only performance metric
✓	Maintain insider trading policy	✓	Award incentives for below-threshold performance
✓	Maintain clawback policy that applies to NEOs and other executives	✓	Pay dividends on unearned or unvested equity awards
✓	Maintain a stock ownership policy for executive officers	✓	Permit hedging and pledging of our stock by executives
✓	Reevaluate and update the composition of our peer group regularly	✓	Have single trigger vesting on our equity-based compensation awards
✓	Limit vesting of performance-based RSUs in the event the results of a performance metric are negative

Fiscal Year 2020. In January 2020, the United States Department of Health and Human Services Secretary declared a public health emergency due to the global outbreak of a new strain of coronavirus. In March 2020, the President of the United States proclaimed COVID-19 as a national emergency, following the World Health Organization’s categorization of the outbreak as a pandemic. In response to the risks posed by COVID-19 on the near term economic outlook, the Federal Open Market Committee reduced the target federal funds rate to near zero in March 2020. There were many other federal and state legislative and regulatory actions enacted as a result of COVID-19.

Despite the challenges presented during the year, the Company had strong financial performance in 2020, including:

•Achieved record operating revenue (net interest income and noninterest income) of $325 million.
•Increased tangible book value per share2 by 7% to $25.48.
•Achieved a pre-provision, net revenue return on average assets2 of 2.0%.
•Announced and closed the acquisition of Seacoast Commerce Banc Holdings, a $1.3 billion asset bank.
•Assisted new and existing customers to navigate and access Paycheck Protection Program (“PPP”) loans totaling $859 million.
•Issued $63.3 million of 5.75% fixed-to-floating rate subordinated notes to fortify holding company liquidity and capital position.
•Maintained strong asset quality, with a ratio of nonperforming assets to total assets of 0.45%.
•Common shareholder dividends increased 16% in 2020, the sixth consecutive year dividends have been increased.
•Managed the Company’s sales and back office operations with the majority of employees working virtually. In addition, the Company has avoided work force reductions during the pandemic.
•Issued our inaugural ESG report.

2A non-GAAP measure. Refer to discussion and reconciliation of this measure in Appendix C.

The outcomes of the performance metrics of our incentive compensation plans are aligned with our overall 2020 results. The STIP payouts were 130% of the target opportunities for the Named Executive Officers. The LTIP performance cycle ending in 2020 resulted in a payout equal to 119% of target shares. Overall, we believe our compensation program has been designed and implemented consistent with our principles and that our executives realized compensation has been aligned with the Company’s performance.

Further, just as our business is adapting for future success, so too is our compensation program continually reviewed and will be adapted as needed to support progress towards achievement of goals.

Shareholder Engagement. Our shareholders have consistently approved our executive compensation program by high margins in every shareholder advisory vote on executive compensation that we have conducted. Last year, shareholders approved our executive compensation program with 99% of voted ballots cast in favor of our program. These votes are advisory and not binding upon the Committee, however the Committee takes the outcome of the votes into consideration in making executive compensation decisions.

The Company maintains an active dialogue with many of its institutional shareholders. In this process, the Company discusses matters ranging from financial results, executive compensation, and corporate governance. This dialogue assisted the Company in addressing certain aspects within its ESG report.

Allocation of Compensation Components in 2020. Below is a summary of the allocation of compensation for our Named Executive Officers in 2020.

Name	Base Salary (1)	Bonus (2)	Short-term Annual Incentive Compensation (3)	Long-term Incentive Compensation (4)	NEO Perquisites (5)	Total
James B. Lally	40%	—%	32%	26%	2%	100%
Keene S. Turner	41%	10%	27%	19%	3%	100%
Scott R. Goodman	46%	4%	27%	19%	4%	100%
Douglas N. Bauche	46%	7%	25%	17%	5%	100%
Nicole M. Iannacone	47%	6%	25%	18%	4%	100%

(1)    Base salary percentages reflect amounts disclosed in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Base Salaries” below.
(2)    For Messrs. Turner and Bauche and Ms. Iannacone, $100,000, $20,000 and $40,000, respectively, represent payments for the NEOs’ role in connection with the Seacoast acquisition, while $30,000 for Messrs. Bauche and Goodman represent payments for their leadership in the Company’s PPP program and strong financial contribution of this program.
(3)    For more information, see the heading “Short-Term Incentive Plan” below.
(4)    For more information, see the heading “Long-Term Incentive Plan” below.
(5)    NEO perquisites percentages are based on the amounts disclosed as “All Other Compensation” in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Named Executive Officer Perquisites” below.

Overview of the Compensation Process
The Committee administers the Company’s executive compensation programs under the authority of its charter. The Committee has responsibility for establishing, implementing and monitoring compliance with the Company’s compensation philosophy.

The Committee has overall responsibility relating to compensation for the officers and other employees of the company. Other than with respect to Named Executive Officers and other executive officers, the Committee delegates certain of those functions to management. In the case of Named Executive Officers and other executive officers, the Committee establishes and reviews base salaries, short-term incentives, and long-term incentives, including measurement metrics and goals. With respect to executives below this level, the Committee reviews management’s recommendations with respect to these matters. In the case of our non-executive employees, the Committee reviews, approves, and monitors overall compensation practices. The Committee retains oversight over compensation programs that are delegated to management, including evaluating compensation structure and practices to determine that they do not encourage inappropriate risk to the Company.

Performance Reviews. The Executive Committee is responsible for overseeing and delivering the annual performance review of the Chief Executive Officer. This review is based on the financial performance of the Company, the change in shareholder value, growth in the human capital of the organization, effective succession planning, leading the organization’s culture, the Company’s overall management of risk, and development and execution of our strategy. The Executive Committee meets and reviews the overall assessment of the Chief Executive Officer without the Chief Executive Officer being present. The Executive Committee reports the Chief Executive Officer’s rating to the Compensation Committee.

Our Chief Executive Officer conducts and approves performance evaluations for the other Named Executive Officers and shares the evaluations with Compensation Committee. A Compensation Committee member presents the Committee’s decisions for compensation of each Named Executive Officer to the full Board.

Compensation Consultant. The Committee has the authority to directly engage the services of a Compensation consultant or other advisors. Willis Towers Watson (“WTW”) was retained by the Committee to serve as the Company’s independent compensation consultant for 2020. In connection with the 2020 retention, the Committee assessed WTW’s independence, considering the factors set forth in Nasdaq Rule 5605(d)(3) regarding compensation advisor independence, consistent with the Committee’s Charter. The Committee did not find any conflict of interest with respect to WTW in 2020.

WTW’s work for the Committee in 2020 included: (i) presentation of market competitive data for purposes of the Committee’s analysis of the Company’s compensation for executive officers; (ii) providing business and technical advice on executive compensation matters, including short-term and long-term incentive compensation; (iii) pay for performance analysis; (iv) review of the Committee’s executive compensation philosophy; and (v) updates on general trends in executive compensation, including the recent impact of COVID-19 on compensation programs.

Comparisons to Peer Group. The Committee uses competitive data to compare its compensation levels to a group of peer companies with respect to the following elements of compensation for Named Executive Officers:

•Base salary;
•Short-term annual incentives;
•Equity compensation elements such as performance contingent grants of stock; and
•Other elements that to date have been reported publicly under SEC rules.

The Committee selects the peer group with the advice of the Company’s compensation consultant and input from management.

The peer group companies were selected to reflect financial institutions of comparable asset size to the Company with operations that are comparable to the Company’s lines of business. The Committee believes that these component companies represent institutions that compete for the Company’s talent pool. The Committee does not set rigid benchmarks for compensation of Named Executive Officers. The Committee’s objective is to offer total target compensation for Named Executive Officers that is competitive with the Company’s peers considering the relative performance of the executive and the Company. The Committee evaluates the competitiveness of the Company’s executive compensation by comparisons to the peer group to be competitive and enhance retention.

In 2020, our peer group consisted of the following companies:

1st Source Corporation	Midland States Bancorp, Inc.
BancFirst Corporation	MidWest One Financial Group, Inc.
Eagle Bancorp, Inc.	Opus Bank
Financial Institutions, Inc.	Park National Corporation
First Busey Corporation	QCR Holdings, Inc.
First Financial Bankshares, Inc.	Renasant Corporation
First Merchants Corporation	Republic Bancorp, Inc.
Great Southern Bancorp, Inc.	ServisFirst Bancshares, Inc.
Heartland Financial USA, Inc.	Southside Bancshares, Inc.
Independent Bank Group, Inc.	The First of Long Island Corporation
Lakeland Financial Corporation	Tompkins Financial Corporation

Setting Compensation. The Committee considers the results of performance evaluations, peer group comparisons, and a review of the Company’s goals and objectives. Based on this review, the Committee approves, and reports to the Board its decisions regarding the base salary, STIP targets and LTIP awards for our Named Executive Officers for the current year, as well as short-term incentive compensation earned for the prior year.

Compensation Components
Our executive compensation consists primarily of these three components:

•Base salary;
•Short-term annual incentive awards; and
•Long-term equity incentive compensation.

As is customary in our industry, we also provide modest levels of perquisites, described later, to our Named Executive Officers and participation in other benefit programs that are generally available to the general associate population (e.g., health care, disability, life insurance, an employee stock purchase plan and a defined contribution plan). The “Summary Compensation Table” on page 27 provides additional information on these perquisites and benefits.

The Committee maintains a flexible policy for the allocation of compensation components. Allocations of compensation among the various components are intended to align compensation with achievement of short- and long-term performance goals and appropriate risk management while remaining competitive in comparison to the Company’s peer group.

Base Salaries. Base salaries recognize and compensate for competencies, experience, and knowledge that we believe our Named Executive Officers must possess. The Committee also considers external market data to assess the competitiveness of our base salary levels.

Based on these factors, in 2020, the Committee approved increases in base salaries for the Company’s Named Executive Officers as follows:

Named Executive Officer	Base Salary Increase
James B. Lally	20.0%
Keene S. Turner	12.0%
Scott R. Goodman	6.0%
Douglas N. Bauche	7.0%
Nicole M. Iannacone	21.0%

The Committee has evaluated the NEOs’ total compensation and has implemented additional base salary and incentive target increases for 2020. The increases are based on: the Company’s financial and operating performance; an increase in the depth and breadth of the Company’s operations in recent years; peer group changes consistent with the increase of the Company’s size; market and competitive forces; and the NEOs’ leadership example. The increases in Mr. Lally’s, Mr. Turner’s and Ms. Iannacone’s base salaries were driven primarily by the Committee’s desire to align their base compensation with the base compensation provided to their counterparts at our peer companies.

Short-Term Incentive Plan. Our STIP is designed to align compensation with an executive’s performance in a given year. The program sets a threshold, target and exceptional level of short-term incentive awards that an NEO is eligible to earn. In the first quarter of each year, our CEO, with the input of other members of management where appropriate, present proposed performance metrics and goals to the Committee for review and approval. The relative importance of each goal in comparison to all goals is determined, and the resulting weightings determines potential incentive payments for each goal. The Committee also references external market data to determine appropriate target levels of payments.

For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance between the threshold, target and exceptional levels is determined using straight-line interpolation. The program provides the Committee discretion to make awards above the exceptional level amount if actual performance exceeds exceptional level goals, subject to a maximum payment amount of 150% of target applied on a metric by metric basis. Payouts for 2020 performance were made in cash.

The Company’s 2020 STIP utilized four metrics and goals, consistent with our strategic plan, that were applied across all NEOs and other members of senior management. The Committee believes the metrics and goals align NEOs and other members of senior management’s incentives with the Company’s shareholders and encourage superior performance in critical areas, such as efficient operations, profitability, prudent growth and effective risk management.

All NEOs had the same three Company performance goals and weightings for the 2020 STIP. Following is a summary table of the STIP performance metrics and goals, and the actual results of the Company for 2020 as modified as described below the table.

($ in thousands, except per share data)	% Weight At Target	Threshold	Target	Exceptional	Actual
Earnings per share, adjusted	40%	$3.75	$3.89	$4.13	$4.01
Core deposits	20%	$5,027,807	$5,216,350	$5,289,672	$5,770,474
Core fee income	20%	$47,900	$50,000	$52,500	$53,300

For 2020, the Committee applied discretion in the determination of Adjusted EPS. Adjusted EPS is equal to the Company’s earnings per share in accordance with U.S. generally accepted accounting principles (“GAAP EPS”) net of the per share value of:
i.one-time merger-related impact associated with the Seacoast transaction,
ii.the unforeseeable increased impact of the Company’s provision for credit losses from the application of the new Current Expected Credit Loss (“CECL”) accounting methodology expense associated with the Seacoast transaction which was significantly increased by the economic outlook associated with the pandemic, and
iii.the outsized impact that the pandemic has had upon the implementation of CECL.
The Committee believes that these adjustments to GAAP EPS were appropriate because they are one-time impacts that were unforeseeable at the time that the STIP goals were initially established. GAAP EPS before these adjustments was $2.76.

Core deposits are measured by calculating the Company’s average total deposits excluding certificates of deposit. Core fee income is measured as the Company’s noninterest income less gain or loss on sale of investment securities. Both the Core deposits and Core fee income actual results were reduced by the contribution from Seacoast.

In addition to the above three Company-based metrics, 20% of each NEO’s STIP award is based on his or her leadership rating. The “Leadership Rating” goal consists of a rating of between zero and four. The threshold level is a rating of two, the target level is a rating of three and the exceptional level is a rating of four. The Leadership Rating measures an NEO’s subjective performance during the past fiscal year and is based on expectations set for the leader at the beginning of the fiscal year. The Committee evaluates the leadership for each NEO as part of the annual performance review process. Based on the achievements listed on page 15, for 2020, the Leadership Rating achieved by each Named Executive Officer was as follows:

Named Executive Officer	Leadership Rating (0-4)
James B. Lally	4
Keene S. Turner	4
Scott R. Goodman	4
Douglas N. Bauche	4
Nicole M. Iannacone	4

After compiling the results for the 2020 STIP, the payments to each of the NEOs would have been payable at slightly below the exceptional level of performance and significantly above the target level payouts. However, the Committee determined that, given the overall economic climate, it was appropriate to reduce the Adjusted EPS result to target level of achievement. This reduction had the effect of materially reducing the STIP for all NEOs as shown in the table below in order to better align their compensation with our shareholders’ interests given the overall economic climate that existed in 2020. The 2020 STIP payouts for each NEO are set forth below:

Name		Threshold	Target	Exceptional	Actual
James B. Lally	Award Value	$192,000	$384,000	$576,000	$499,200

Keene S. Turner	Award Value	106,250	212,500	318,750	276,250

Scott R. Goodman	Award Value	83,250	166,500	249,750	216,450

Douglas N. Bauche	Award Value	63,000	126,000	189,000	163,800

Nicole M. Iannacone	Award Value	61,000	122,000	183,000	158,600

In arriving at this result, the Committee also noted the following positive factors:

•The Company’s asset quality metrics, including net charge-offs of $1.9 million (0.03% of average loans) and stable nonperforming assets to total assets, compared to the increase in the provision for credit losses in 2020 over 2019 and the impact on reported earnings per share.
•The level of pre-provision net revenue relative to the overall financial goals and budget established by the Board prior to the pandemic.
•The Company’s financial performance relative to an established peer group including asset quality, reserve levels, and profitability.

The Committee also approved a separate discretionary incentive pool in recognition of extraordinary efforts of certain executives relating to projects that were not anticipated at the time that our STIP metrics were established that added materially to shareholder value. The discretionary pool considered the Company’s exceptional performance in the acquisition of Seacoast and managing the PPP process. Messrs. Turner and Bauche and Ms. Iannacone were each paid $100,000, $20,000 and $40,000, respectively, under this pool for the NEOs’ role in connection with the Seacoast acquisition, while Messrs. Bauche and Goodman were each paid $30,000 for their leadership of the Company’s PPP program, which provided strong financial contribution to the Company.

Long-Term Incentive Plan. Our objectives for the LTIP for our Named Executive Officers include:

•Aligning incentives with increases in shareholder value;
•attracting and retaining talented executives;
•encouraging appropriate long-term risk management practices; and
•providing a clear line of sight towards long-term success.

The Committee also considers external market data to determine competitive dollar levels of long-term incentive compensation and an appropriate mix between base salary, annual incentive, and long-term incentives.

Grants under the LTIP include performance and time-based restricted stock units. Performance based units vest upon achievement of performance goals during a three-year period. Time-based units vest in full at the end of the three-year period. The Committee believes that awards of contingent stock provide more competitive equity incentive compensation to executives in comparison to the Company’s peers. In addition, granting performance-based awards with overlapping three-year performance periods incentivizes and rewards our executives for long-term Company success.

Each year management makes a recommendation to the Committee for grants to Named Executive Officers. The Committee reviews this proposal in light of the Committee’s goals and philosophies for incentive compensation, the Company’s strategy and long-term goals, and marketplace information, including market data provided by compensation consultants. The Committee makes the final determination of the amount and structure of grants to each Named Executive Officer.

Long-Term Incentive Plan Awards for 2018-2020 Performance Period
Grants for the performance period provided for the possibility of awards at a threshold, target and exceptional level based on the Company’s performance against two financial goals: (1) total shareholder return goals, and (2) cumulative earnings per diluted share (“EPS”). In addition, grants for Named Executive Officers have a weighting of 20% based on continued service through the end of the performance periods.

The performance goals and actual outcomes for the period are set forth below:

2018 - 2020 Performance Period
Goal	Weight	Threshold	Target	Exceptional	Actual
Total Shareholder Return	40%	40th percentile	60th percentile	80th percentile	41st percentile
Cumulative EPS	40%	$9.92 per share	$10.50 per share	$11.93 per share	$11.97 per share
Continued Service	20%	NA	NA	NA	NA
	100%

In determining actual performance against the cumulative EPS goal, the Company excluded effects from the application of CECL and merger-related impacts from the Company’s acquisitions of Trinity and Seacoast. The Committee believes that these adjustments are appropriate for two reasons: (i) these adjustments create a better “apples to apples” comparison between the Company and our peer companies most of which did not consummate an acquisition in 2020 and many of which chose to defer the adoption of CECL; and (ii) neither the effects of CECL nor these mergers were contemplated at the time that the original goals were set three years ago. The cumulative effect of these adjustments was an addition to reported EPS of $1.83. These adjustments did not impact the Total Shareholder Return calculation.

For each goal, achieving threshold performance pays at 25% of target value and achieving exceptional performance pays at 200% of target value. For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance falling between the threshold, target and exceptional levels is determined using straight-line interpolation. Based on the Company’s actual performance during the 2018-2020 performance period, the Company awarded shares at the exceptional level (200%) for the cumulative EPS goal, and the relative total shareholder return goal was awarded above threshold (28.78%). This resulted in awards at 119% of the aggregate target level. Our Named Executive Officers received the following respective awards under the LTIP, including time-based service awards, for the 2018-2020 performance period:

Named Executive Officer	2018-2020 LTIP Award (# shares)
James B. Lally	5,801
Keene S. Turner	3,364
Scott R. Goodman	3,090
Douglas N. Bauche	1,859
Nicole M. Iannacone	1,575

The shares awarded were in the form of immediately vested common stock.

Long-Term Incentive Open Grants for 2019-2021 and 2020-2022 Performance Periods
Long-Term Incentive Plan grants are open with respect to the 2019-2021 and 2020-2022 performance periods. Grants for Named Executive Officers are reflected in the Summary Compensation Table in the year of grant on page 27 and the Grants of Plan-Based Awards table on page 28. The LTIP grants relating to the 2019-2021 performance periods vest 40% based on total shareholder return goals, 40% based on cumulative earnings per share goals, and 20% based on continued service through the end of the performance periods. The LTIP grants relating to the 2020-2022 performance periods vest 40% based on total shareholder return goals, 40% based on pre-provision net revenue goals, and 20% based on continued service through the end of the performance periods. For each performance-based goal, achieving threshold performance pays at 25% of target value and achieving exceptional performance pays at 200% of target value. For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance falling between the threshold, target and exceptional levels is determined using straight-line interpolation. The open grants to Named Executive Officers under these LTIP grants will be paid in the form of immediately vested shares of common stock.

Named Executive Officer Perquisites. We provide perquisites and other personal benefits to Named Executive Officers that we believe are reasonable and consistent with our overall compensation program. See the “All Other Compensation - Supplemental Table” on page 28 for more information on these items.

Retirement Plans. We expect executives to plan for and fund their own retirement through a defined contribution 401(k) plan that is generally available to most of the employees of the Company and a Deferred Compensation Plan that permits certain executives to defer a limited portion of salary and incentive payouts into any of several investment alternatives. The Company has historically provided a Company match to the 401(k) plan. There are no Company contributions to the Deferred Compensation Plan. We do not maintain defined benefit retirement or supplemental executive retirement plans or provide for post-retirement benefits.

Change in Control Severance Benefits
We have entered into employment agreements with certain of our Named Executive Officers granting them “double-trigger” change in control severance benefits (i.e. the benefit is triggered if the executive experiences a qualifying termination upon a change in control of the Company), as more fully described under the heading “Executive Employment Agreements” on page 24. The Committee believes these employment agreements providing double-trigger change in control severance benefits serve the best interests of the Company and its shareholders by ensuring that, in considering any proposed change in control, the Named Executive Officers would be able to advise the Board objectively about the transaction, without being unduly influenced by personal concerns such as the loss of employment following a change in control. These arrangements are also intended to promote stability and continuity of executive management. Information on applicable payments under such employment agreements for Named Executive Officers is contained under the heading “Executive Employment Agreements” on page 24 and “Potential Payments Upon Termination or Change in Control” on page 31.

Sections 280G and 4999
Our Named Executive Officers are not entitled to any tax gross-up in the event they are subject to taxes under Sections 280G or 4999 of the Code, in connection with a change in control.

Section 162(m) of the Internal Revenue Code - Compensation Deductibility Limits
Code Section 162(m) generally limits the Company’s ability to deduct compensation in excess of $1 million to the Company’s chief executive officer, chief financial officer, three other highest compensated officers and any officer covered in a prior tax year. Prior to the Company’s 2018 fiscal year, Code Section 162(m) contained an exemption from the deduction limit for performance-based compensation. This exception was repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements that were in place as of November 2, 2017. In 2020, none of the compensation paid to our NEOs satisfied the requirements for exemption from Code Section 162(m).

Clawback Policy
The Company has voluntarily adopted a clawback policy permitting the Committee to recover incentive compensation paid to any executive officer (as defined under federal securities laws) based on materially inaccurate financial information or performance metrics. A copy of the clawback policy is available on the Company’s website at www.enterprisebank.com.

Stock Ownership Guidelines
The Company’s stock ownership guidelines provide that non-employee directors and different levels of executives are expected to own a specific amount of our common stock within the later of five years of adopting the program or five years after the date the executive becomes a Named Executive Officer or director as applicable. Named Executive Officers and non-employee directors are expected to make continuing progress towards compliance with the guidelines during the five-year period. For purposes of determining whether an executive or non-employee director is in compliance, or making progress towards compliance, stock is valued at the greater of the value at the time of acquisition or current market value. The table below shows the guidelines for Named Executive Officers by executive level.

Title	Stock Ownership Goal
Chief Executive Officer / President	3.5 x Base Salary
All Other Named Executive Officers	2 x Base Salary
Chairman of the Board	Greater of 3 x Avg Board Compensation or 3 x Annual Retainer
Non-Employee Directors	3 x Avg Board Compensation

Under the Company’s Insider Trading Policy, Directors and Officers are prohibited from engaging in hedging transactions related to Company stock, such as puts, calls, other derivative transactions, forward sale contracts, swaps, and other arrangements intended to hedge exposure to Company stock or provide protection against declines in the value of Company stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934 and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee,

Michael A. DeCola, Chairperson	Nevada A. Kent, IV

John S. Eulich	Anthony R. Scavuzzo

Michael R. Holmes	Sandra A. Van Trease

EXECUTIVE EMPLOYMENT AGREEMENTS

Executive Employment Agreement with Mr. Lally
Effective May 2, 2017, the Company entered into an Executive Employment Agreement with Mr. Lally. The agreement provides for the following severance compensation upon Mr. Lally’s termination for any reason: (i) earned but unpaid base salary through the termination date; (ii) bonus compensation to the extent earned in a prior year but not yet paid; (iii) accrued benefits under any Company plans; (iv) a lump sum payment in respect to accrued but unused vacation days; and (v) any unpaid expense or other reimbursement (the “Accrued Obligations”). In addition, the agreement provides for benefits if Mr. Lally’s employment is terminated under certain circumstances. In the event the Company terminates Mr. Lally’s employment without Cause or if he voluntarily terminates his employment upon the occurrence of certain events, without Mr. Lally’s prior written consent, including, without limitation, (i) the Company’s material breach of the agreement which remains uncured for a period of thirty (30) days following Mr. Lally’s notice of such breach to the Company; (ii) a material reduction in Mr. Lally’s base salary; (iii) a material diminution of Mr. Lally’s authority, title, duties or responsibilities, including a failure to elect or reelect him to the Company Board; or (iv) the Company’s requiring Mr. Lally to be relocated to any office or location more than twenty-five (25) miles from his place of employment at any time (including prior to or following a Change in Control, as defined in the agreement), Mr. Lally will receive (i) a lump sum equal to 24 months of base salary; (ii) a lump sum equal to 2 times the greater of (x) the average annual bonus paid over the previous 2 years or (y) the annual bonus for the year in which Mr. Lally’s termination occurs as though all “target levels” of performance are fully achieved; (iii) continued medical benefits for 24 months at the same cost as Mr. Lally would be required to pay as an active employee; and (iv) the Accrued Obligations.

A “Change in Control” is defined as the first to occur of any of the following events: (i) any person, other than one or more of the directors of the Company on the effective date of the agreement or any person that any such director controls, becomes the beneficial owner of 50% of more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the “Company Outstanding Voting Securities); (ii) any person becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of the Bank entitled to vote generally in the election of directors of the Bank; (iii) consummation of a reorganization, merger or consolidation (a “Business Combination”) of the Company, unless, in each case, following such Business Combination (a) all or substantially all of the Persons who were the beneficial owners, respectively, of the Company Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination, (b) no person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination, and (c) at least a majority of the members of the Company Board resulting from the Business Combination are Continuing Directors (as defined in the agreement) at the time of the execution of the definitive agreement, or the action of the Company Board, providing for such Business Combination; (iv) consummation of the sale, other than in the ordinary course of business, of substantially all of the combined assets of the Company and its subsidiaries in a transaction or series of related transactions during the course of any twelve-month period; or (v) the date on which Continuing Directors (as defined in the agreement) cease for any reason to constitute at least a majority of the Company Board.

The agreement contains restrictive covenants prohibiting Mr. Lally from competing with the Company during the term of his employment and for a period of either (i) 24 months following either an involuntary termination by the Company without Cause or a voluntary termination by Mr. Lally for Good Reason; or (ii) 12 months following any other terminations (the “Restricted Period”). The Employment Agreement also prohibits Mr. Lally from soliciting employees and certain customers of the Company or any of its affiliates during the Restricted Period. In addition, confidentiality provisions in the Employment Agreement prohibit the use or disclosure of confidential information.

Executive Employment Agreement with Mr. Turner
Effective September 13, 2013, and as amended on February 27, 2015 and October 29, 2015, the Company entered into an Executive Employment Agreement with Mr. Turner. Mr. Turner’s agreement, as amended, provides for a continuous term until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Turner with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment.

The reason for termination determines the amount of severance compensation, if any, due to Mr. Turner. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned, vested deferred compensation, accrued benefits through his date of termination, accrued vacation pay and reimbursement of business expenses. If Mr. Turner’s employment is terminated in a “Termination Other Than for Cause,” as defined in the agreement, including any termination not by reason of Cause, disability, death, voluntary termination, or Change in Control, and certain constructive terminations, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a period over one year, and all unvested equity awards will become vested. If Mr. Turner’s employment is terminated in a “Termination Upon Change in Control” as defined above and in the agreement, he will be entitled to severance compensation equal to two years of base salary and target level bonus in a lump sum payment 10 days after his satisfaction of the release provisions contained in the agreement, and all unvested equity awards will become vested. Change in Control is generally defined the same as in Mr. Lally’s agreement, except that it also includes the acquisition by a person or group of 30% or more of the total voting power of the stock of the Company. Upon any other termination, disability or death, neither Mr. Turner nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Goodman
Effective January 1, 2005, and amended on October 11, 2013, the Company entered into an Executive Employment Agreement with Mr. Goodman. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Goodman with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment.

The reason for termination determines the amount of severance compensation, if any, due to Mr. Goodman. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned, accrued benefits through his date of termination, accrued vacation pay, and reimbursement of business expenses. If Mr. Goodman’s employment is terminated in a “Termination Other Than for Cause” as defined in the agreement, including any termination not by reason of Cause, disability, death, voluntary termination, or Change in Control, and certain constructive terminations, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a lump sum payment on the 60th day following Mr. Goodman’s termination. If Mr. Goodman’s employment is terminated in a “Termination Upon a Change in Control”, he will be entitled to severance pay equal to two years of base salary plus two times the target amount of his annual cash bonus opportunity for the year, paid in a lump sum payment on the 60th day following Mr. Goodman’s termination, and all unvested equity awards will become vested for the year in which such termination occurs. Change in Control is generally defined the same as in Mr. Lally’s agreement. Upon any other termination, disability or death, neither Mr. Goodman nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Bauche
Effective March 1, 2019, the Company entered into an Amended and Restated Executive Employment Agreement with Mr. Bauche that replaces and supersedes the original employment agreement dated and effective January 15, 2015. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Bauche with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment (unless his employment is terminated without Cause or he voluntarily terminates with Good Reason (as defined in the agreement) three months prior to or 12 months following a Change in Control, in which case the non-compete and non-solicitation provisions are in effect for his period of employment and for a period of 18 months after termination of his employment).

The reason for termination determines the amount of severance compensation, if any, due to Mr. Bauche. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned, accrued benefits through his date of termination, accrued vacation pay, and reimbursement of business expenses. If Mr. Bauche’s employment is terminated by the Company without Cause or he voluntarily terminates his employment with Good Reason, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid over a period of one year, beginning on the first payroll after the 60th day following Mr. Bauche’s termination. Mr. Bauche will also receive continued medical benefits for a period of 12 months.

If Mr. Bauche’s employment is terminated by the Company without Cause or he voluntarily terminates his employment with Good Reason three months prior or 12 months following a Change in Control (which is generally defined the same as in Mr. Lally’s agreement) he will be entitled to severance compensation equal to 18 months of base salary and target level bonus, paid in a lump sum on the 60th day following Mr. Bauche’s termination, and all unvested equity awards will become vested for the year in which such termination occurs. Mr. Bauche will also receive continued medical benefits for a period of 18 months. Upon any other termination, disability or death, neither Mr. Bauche nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Ms. Iannacone
Effective March 1, 2019, the Company entered into an Executive Employment Agreement with Ms. Iannacone. The agreement provides for her continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Ms. Iannacone with severance compensation in the event of her termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for her period of employment and for a period of one year after termination of her employment (unless her employment is terminated without Cause or she voluntarily terminates with Good Reason (as defined in the agreement) three months prior to or 12 months following a Change in Control, in which case the non-compete and non-solicitation provisions are in effect for her period of employment and for a period of 18 months after termination of her employment).

The reason for termination determines the amount of severance compensation, if any, due to Ms. Iannacone. Generally, she is entitled to payment of accrued base salary, bonus to the extent earned, accrued benefits through her date of termination, accrued vacation pay, and reimbursement of business expenses. If Ms. Iannacone’s employment is terminated by the Company without Cause or she voluntarily terminates her employment with Good Reason, she will be entitled to severance compensation equal to one year of base salary and target level bonus, paid over a period of one year, beginning on the first payroll after the 60th day following Ms. Iannacone’s termination. Ms. Iannacone will also receive continued medical benefits for a period of 12 months.

If Ms. Iannacone’s employment is terminated by the Company without Cause or she voluntarily terminates her employment with Good Reason three months prior or 12 months following a Change in Control (which is generally defined the same as in Mr. Lally’s agreement) she will be entitled to severance compensation equal to 18 months of base salary and target level bonus, paid in a lump sum on the 60th day following Ms. Iannacone’s termination, and all unvested equity awards will become vested for the year in which such termination occurs. Ms. Iannacone will also receive continued medical benefits for a period of 18 months. Upon any other termination, disability or death, neither Ms. Iannacone nor her estate will be entitled to any severance compensation.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to the Company’s Named Executive Officers that were named as such during the years ended December 31, 2020, 2019 and 2018.

		Salary ($)	Stock Awards ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)
Name and Principal Position	Year		(1)	(2)	(3)	(4)	Total ($)
James B. Lally	2020	$619,809	$405,101	$—	$499,200	$32,886	$1,556,996
President and Chief	2019	529,167	360,278	60,000	352,284	32,586	1,334,315
Executive Officer	2018	491,667	249,952	—	367,917	32,286	1,141,822
Keene S. Turner	2020	416,443	192,127	100,000	276,250	24,300	1,009,120
Executive Vice President and	2019	377,483	157,624	35,000	208,050	31,067	809,224
Chief Financial Officer	2018	359,508	246,029	—	213,323	23,700	842,560
Scott R. Goodman	2020	366,073	150,556	30,000	216,450	33,638	796,717
President - EB&T	2019	346,799	144,825	35,000	184,150	33,338	744,112
	2018	330,285	133,167	—	195,983	33,038	692,473
Douglas N. Bauche	2020	310,911	113,925	50,000	163,800	32,886	671,522
Chief Credit Officer - EB&T	2019	289,283	106,478	35,000	135,392	31,561	597,714
	2018	265,525	80,110	—	113,888	29,314	488,837
Nicole M. Iannacone	2020	295,078	110,291	40,000	158,600	24,300	628,269
Executive Vice President,	2019	248,874	91,892	75,000	121,234	21,900	558,900
Chief Risk Officer, General	2018	221,041	67,900	15,000	99,890	16,113	419,944
Counsel - EB&T and
EFSC Corporate Secretary

(1)The amounts shown in this column represent the grant date fair value, computed in accordance with ASC 718, disregarding estimates of forfeiture, of share denominated performance contingent grants of stock. For more information, please refer to Note 16 – Shareholders’ Equity and Compensation Plans included in the Company’s 2020 Consolidated Financial Statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 19, 2021. For performance-based awards, the grant value reflects the performance component of the grant at target and the market condition component of the grant reflects the grant date fair value derived using a Monte Carlo simulation. The maximum value of the performance-based awards granted during 2020 is $720,596 for Mr. Lally; $341,756 for Mr. Turner; $267,792 for Mr. Goodman; $202,668 for Mr. Bauche; and $196,169 for Ms. Iannacone.

(2)For Messrs. Turner and Bauche and Ms. Iannacone, $100,000, $20,000 and $40,000, respectively, represent payments for the NEOs’ role in connection with the Seacoast acquisition, while $30,000 for Messrs. Bauche and Goodman represent payments for their leadership in the Company’s PPP program and strong financial contribution of this program.

(3)The amounts shown in this column constitute the Short-Term Cash Incentive earned by each Named Executive Officer based on the Board’s evaluation of each Officer’s performance. These awards are discussed in further detail under the heading “Compensation Components - Short-Term Incentive Plan” in the Compensation Discussion and Analysis section above.

(4)This column indicates amounts for various benefits provided to the Named Executive Officers as shown in the following supplemental table.

ALL OTHER COMPENSATION – SUPPLEMENTAL TABLE

Name	Year	401(k) Match	Car Allowance (1)	Club Dues	Life Insurance	Other Cash Bonus (2)	Total
James B. Lally	2020	$17,100	$7,200	$7,200	$1,386	$—	$32,886
	2019	16,800	7,200	7,200	1,386	—	32,586
	2018	16,500	7,200	7,200	1,386	—	32,286
Keene S. Turner	2020	17,100	7,200	—	—	—	24,300
	2019	16,800	7,200	—	—	7,067	31,067
	2018	16,500	7,200	—	—	—	23,700
Scott R. Goodman	2020	17,100	7,200	7,200	2,138	—	33,638
	2019	16,800	7,200	7,200	2,138	—	33,338
	2018	16,500	7,200	7,200	2,138	—	33,038
Douglas N. Bauche	2020	17,100	7,200	7,200	1,386	—	32,886
	2019	16,800	7,200	6,175	1,386	—	31,561
	2018	16,500	7,200	4,740	874	—	29,314
Nicole M. Iannacone	2020	17,100	7,200	—	—	—	24,300
	2019	16,800	5,100	—	—	—	21,900
	2018	16,113	—	—	—	—	16,113

(1)Executive officers along with certain key members of senior management are typically provided a car allowance, which may be used toward the cost of car ownership, including leases/loans, insurance, and maintenance.
(2)Mr. Turner received a relocation allowance in 2019.

GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares) (2)			All Other Stock Awards (# of shares)	Grant Date Fair Value of Stock and Option Awards (3)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
James B. Lally	2/26/2020	$192,000	$384,000	$576,000
	2/26/2020				1,982	7,928	15,856	1,982	$405,101
Keene S. Turner	2/26/2020	106,250	212,500	318,750
	2/26/2020				940	3,760	7,520	940	192,127
Scott R. Goodman	2/26/2020	83,250	166,500	249,750
	2/26/2020				737	2,946	5,892	737	150,556
Douglas N. Bauche	2/26/2020	63,000	126,000	189,000
	2/26/2020				557	2,230	4,460	557	113,925
Nicole M. Iannacone	2/26/2020	61,000	122,000	183,000
	2/26/2020				540	2,158	4,316	540	110,291
(1)The material terms of the annual cash incentive awards are described in the section titled “Compensation Components - Short-Term Incentive Plan,” in the Compensation Discussion and Analysis section above.
(2)The amounts shown reflect the threshold, target, and maximum incentive grants under the 2018 Stock Incentive Plan. These awards are denominated in shares. If performance conditions are met, the awards will be made in shares of Company stock. For more information on these awards, see under the heading “Compensation Components - Long-Term Incentive Plan”, in the Compensation Discussion and Analysis section above.
(3)The aggregate grant date fair value of the grants were computed in accordance with ASC 718. The grant value reflects the performance component of the grant at target and the market condition component of the grant reflects the grant date fair value derived using a Monte Carlo simulation.
For more information, please refer to Note 16 – Shareholders’ Equity and Compensation Plans included in the Company’s 2020 Consolidated Financial Statements on Form 10-K filed with the SEC on February 19, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding equity awards as of December 31, 2020, for each NEO.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
James B. Lally
Total	—	—			4,565	$159,547	18,038	$630,428
Keene S. Turner
Total	—	—			3,377	118,026	8,750	305,813
Scott R. Goodman
Total	—	—			1,913	66,859	7,531	263,208
Douglas N. Bauche
Total	—	—			1,347	47,078	5,317	185,829
Nicole M. Iannacone
Total	—	—			1,217	42,534	4,802	167,830

(1)Shares or units of stock shall vest on the following dates for each Named Executive Officer as follows: Mr. Lally: 1,052 on January 31, 2021, 1,531 on January 31, 2022, and 1,982 on January 31, 2023; Mr. Turner: 610 on January 31, 2021, 1,157 on March 8, 2021, 670 on January 31, 2022, and 940 on January 31, 2023; Mr. Goodman: 560 on January 31, 2021, 616 on January 31, 2022, and 737 on January 31, 2023; Mr. Bauche: 337 on January 31, 2021, 453 on January 31, 2022, and 557 on January 31, 2023; Ms. Iannacone: 286 on January 31, 2021, 391 on January 31, 2022, and 540 on January 31, 2023.

(2)The amounts shown reflect target incentive grants under the 2018 Stock Incentive Plan. The settlements for these grants are contingent on the Company’s results for a three-year period. These grants are discussed in further detail under the heading “Compensation Components - Long-Term Incentive Plan,” in the Compensation Discussion and Analysis section above.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning the value realized by each NEO with respect to any option exercises or vesting of stock awards for each NEO during 2020.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Name	(#)	($)	(#)	($)
James B. Lally	15,000	$270,375	5,801	$212,549
Keene S. Turner	—	—	4,520	$164,665
Scott R. Goodman	—	—	3,090	$113,218
Douglas N. Bauche	—	—	1,859	$68,114
Nicole M. Iannacone	—	—	1,575	$57,708

(1) Includes shares acquired that were subsequently withheld to pay for taxes.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information for each NEO during 2020 with respect to our Deferred Compensation Plan. Our Deferred Compensation Plan permits certain executives to participate and defer up to 25% of their base salary and/or up to 100% of their eligible bonus for a plan year. Participants can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions. Participants make an irrevocable election when they elect to participate for a plan year to receive the vested account balance following their retirement date, or at a future date not less than five years after the beginning of the plan year. Participants may make hardship withdrawals under specific circumstances.

	Executive Contributions in Last Fiscal	Aggregate Earnings in Last Fiscal	Aggregate Withdrawals/	Aggregate Balance at Last Fiscal
Name	Year (1)	Year	Distributions	Year End
James B. Lally	$25,000	$84,456	$—	$621,925

(1) Amounts in this column have been reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 27.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Historically, our Named Executive Officers have been entitled to severance and change in control compensation under certain termination of employment events. The amounts potentially payable to our NEOs under our Deferred Compensation Plan are set forth under the Nonqualified Deferred Compensation section above. The following table quantifies the amount of such compensation which would have been received if the qualifying event had occurred as of December 31, 2020. In the case of acceleration of unvested equity awards, the amount shown is based upon the closing price of $34.95 per share for our common stock as of December 31, 2020, and reflects the value of performance awards at target, RSUs and the net cash equivalent due the holder offset by any exercise or “strike” price for stock options and stock appreciation rights.

	Voluntary Termination / For Cause	Acceleration of Unvested Equity Awards Upon Disability / Death	Total Compensation Upon Termination Other Than for Cause	Severance Upon Change in Control Termination	Acceleration of Unvested Equity Awards Upon a Change in Control	Total Compensation Upon Change in Control Termination
Name	(a)	(b)	(c)	(d)	(e)	(d+e)
James B. Lally	none	$789,975	$2,081,524	$2,081,524	$789,975	$2,871,499
Keene S. Turner	none	423,839	637,500	1,275,000	423,839	1,698,839
Scott R. Goodman	none	330,067	536,500	1,073,000	330,067	1,403,067
Douglas N. Bauche	none	232,907	457,762	686,643	232,907	919,550
Nicole M. Iannacone	none	210,364	435,889	653,833	210,364	864,197

CHIEF EXECUTIVE OFFICER PAY RATIO

Our compensation and benefits philosophy and overall structure are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure our employees’ pay reflects the level of their impact and responsibilities and is market competitive. The SEC requires companies to disclose the ratio of the annual total compensation of our chief executive officer to the median annual total compensation of our employees. The paragraphs that follow describe our methodology and the resulting pay ratio for the year ended December 31, 2020.

We identified our median employee using our employee population and annual compensation as of December 31, 2020. We annualized the pay for employees who commenced work during 2020. We excluded approximately 125 employees from the current year acquisition of Seacoast in the analysis. The annual total compensation of our median employee determined through this approach for the fiscal year 2020 was $70,287. Our CEO’s compensation as reported in the Summary Compensation Table was $1,556,996 for the year ended December 31, 2020. Based on these compensation amounts, our estimate of the ratio of annual total compensation of the CEO to the annual total compensation of our median employee was 22.2:1.

Our pay ratio is a reasonable estimate calculated based on rules and guidance provided by the SEC based on our payroll and employment records and the methodology described above. The SEC rules allow for varying methodologies for companies to identify their median employee; and other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Consequently, the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio as reported here.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company’s Compensation Committee are set forth on page 11. None of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries in 2020, nor was any member formerly an officer or employee of the Company or any of its subsidiaries. For information about related person transactions involving members of our Compensation Committee, see “Related Person Transactions - Loans to Related Persons.”

During 2020, no executive officer of the Company served as (i) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other

Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director of the Company.

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021 - (Proposal A)

The Audit Committee has selected Deloitte & Touche LLP to be the independent registered public accounting firm for year ending December 31, 2021. Deloitte & Touche LLP acted as the Company’s independent registered public accounting firm for the year ending December 31, 2020. The Board, on behalf of the Audit Committee, recommends that the shareholders ratify the appointment of the accounting firm. Although shareholder approval is not required by law and is not binding on the Audit Committee, the appointment is submitted by the Audit Committee of the Board in order to give the shareholders a voice in the designation of auditors. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the engagement of Deloitte & Touche LLP, will not be affected for year ended December 31, 2021. However, the Audit Committee will review the selection of the independent registered public accounting firm for the next fiscal year. Even if the resolution is approved, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

Deloitte & Touche LLP representatives are expected to attend the 2021 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholder questions.
Vote Required
The affirmative vote of holders of the majority of the shares for which votes are cast at the 2021 Annual Meeting is needed to approve this proposal. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.
Recommendation of the Board of Directors

THE BOARD OF DIRECTORS, ON BEHALF OF THE AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

APPROVAL TO AMEND THE AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES FOR AWARD - (Proposal B)

The purpose of this proposal is to seek approval of the amendment to the Company's Amended and Restated 2018 Stock Incentive Plan (the "Plan"). On February 9, 2021, our Board of Directors, upon the recommendation of the Compensation Committee, unanimously approved an amendment to increase the aggregate number of shares available for issuance under the Plan by 600,000 shares (from 1,600,000 to 2,200,000) subject to shareholder approval. The text of the Amendment is set forth in Appendix A.

The following discussion sets forth the material terms of the Plan. The discussion is qualified in its entirety by reference to the complete text of the Plan document as set forth in Appendix B.

Purpose of the Proposed Plan Amendment

The purpose of the Plan is to provide favorable opportunities for directors, officers, employees, consultants or advisors employed by or providing service to the Company or any of its subsidiaries, to acquire shares of common stock of the Company or to benefit from the appreciation thereof. Such opportunities should provide an increased incentive for these individuals to contribute to the future success and prosperity of the Company, thus enhancing the value of the Company's common stock for the benefit of the shareholders, and increase the ability of the Company to attract and retain individuals of exceptional skill upon whom, in large measure, its sustained progress, growth and profitability depend.

As of the Record Date, 78,833 shares remain available for future grants under the Plan. As a result, if this proposal is approved, a total of 678,833 shares would have been available for issuance under the Plan as of that date.

If this proposal is not approved and the shares authorization for awards under the Plan is not increased, the Company believes that the shares authorized for issuance under the Plan may be depleted in 2021. Our Board of Directors is recommending the increase in authorized shares described above following multiple years of strong strategic and organic growth so that the Company will continue to have the ability to grant equity awards in order to attract and retain talented and motivated executive officers, other employees and non-employee directors, among other eligible participants in the Plan, and to align award recipients’ interests with our shareholders’ long-term interests.

Number of Shares Covered by the Plan

Subject to adjustment as provided in the Plan, 1,600,000 shares of common stock currently are authorized for issuance under the Plan, which is equal to approximately 5.12% of our outstanding shares of common stock as of the Record Date. Shareholders are being asked to authorize an additional 600,000 shares for future awards, which would result in an aggregate of 2,200,000 shares of common stock being authorized for issuance under the Plan, which is equal to approximately 7.04% of our outstanding shares of common stock as of the Record Date.

A maximum of 200,000 shares may be granted under the Plan to a participant pursuant to stock options awarded during any calendar year. A maximum of 200,000 shares may be granted under the Plan to a participant pursuant to stock appreciation rights awarded during any calendar year. For restricted stock or restricted stock units, a maximum of 100,000 shares may be granted under the Plan to a participant during any calendar year.

Administration

The Plan is administered by the Committee (also referred to as the “Administrator”), which must have at least three (3) “independent directors” as defined in the listing standards of the Nasdaq Stock Market, Inc. or of such exchange on which the common stock is principally traded. The Committee has full authority to grant awards, to interpret the Plan and to make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan, taking into consideration the recommendations of management. The decisions of the Committee are binding and conclusive for all purposes and upon all persons unless and except to the extent that the Board has previously directed that all or specified types of decisions of the Committee are subject to approval by the Board. The Committee, in its sole discretion, may delegate the Committee's authority and duties under the Plan to the Chief Executive Officer of the Company, or to any other committee to the extent permitted under Delaware law, under such conditions and limitations as the Board or the Committee may from time to time establish.

Participants

The participants eligible to participate in the Plan are any of the following: (i) directors, officers and employees of the Company or any of its Subsidiaries, or (ii) consultants or advisors to the Company or any of its subsidiaries.

Types of Awards

The Plan is a flexible plan that provides the Administrator broad discretion to fashion the terms of awards to provide eligible recipients with such stock-based and performance-related incentives as the Administrator deems appropriate. The Plan permits the issuance of awards in a variety of forms, including (1) incentive stock options; (2) nonqualified stock options; (3) stock appreciation rights; (4) restricted stock; (5) restricted stock units; and (6) other awards.

Incentive Stock Options.
Incentive stock options ("ISOs") are stock options to purchase common stock that meet the requirements of Section 422 Code. The exercise period for any ISO granted under the Plan will be determined by the Administrator, provided that no ISO may be exercisable more than 10 years after the date such ISO is granted or five years from the date of grant in the case of an ISO granted to a 10% or more shareholder of the Company. The exercise price for ISOs granted under the Plan will be determined by the Administrator, provided that the option price per share may not be less than the fair market value per share on the date the ISO is granted. For an option intended to qualify as an ISO that is to be granted to a party that is a 10% or more shareholder of the Company, the exercise price per share may not be less than 110% of the fair market value per share of the common stock on the grant date. The exercise price shall be payable in the manner provided by the applicable award agreement, which may include, without limitation, payment in the form of: (i) cash equal to such aggregate exercise price, (ii) shares of common stock owned by the participant having a fair market value at least equal to such aggregate exercise price on the day of exercise or the trading day immediately preceding the date of exercise as determined by the Administrator in its reasonable discretion, (iii) any cashless exercise mechanism, or (iv) a combination of any of the above methods which total to such aggregate exercise price.

Non-qualified Stock Options.
Non-qualified stock options ("NQSOs") are stock options to purchase common stock that do not qualify as ISOs. NQSOs are issued at exercise prices determined by the Administrator, provided that the exercise price of a NQSO must not be less than 100% of the fair market value of the underlying shares of common stock on the date the NQSO is granted. Like ISOs, the exercise price shall be payable in the manner provided by the applicable award agreement, which may include, without limitation, payment in the form of: (i) cash equal to such aggregate exercise price, (ii) shares of common stock owned by the participant having a fair market value at least equal to such aggregate exercise price on the day of exercise or the trading day immediately preceding the date of exercise as determined by the Administrator in its reasonable discretion, (iii) any cashless exercise mechanism, or (iv) a combination of any of the above methods which total to such aggregate exercise price.

Stock Appreciation Rights.
A stock appreciation right is a right to receive, with respect to each share of common stock subject to such stock appreciation right, value in an amount equal to the excess, if any, of (i) the fair market value of a share of common stock on the day of exercise or the trading day immediately preceding the date of exercise, as determined by the Administrator in its reasonable discretion over (ii) the exercise price of such stock appreciation right. The exercise period for any stock appreciation right granted under the Plan will be determined by the Administrator, provided that no stock appreciation right may be exercisable more than 10 years after the date such stock appreciation right is granted.

Restricted Stock.
The Administrator is authorized to award grants of restricted stock to participants. The terms of each award of restricted stock shall be set forth in an award agreement. The Administrator shall determine the events or conditions necessary for the lapse of restrictions applicable to the award of restricted stock, which may include, among other things, requirements of continuous service for a specified term or the attainment of specific performance standards or goals, which restrictions may differ among participants.

Restricted Stock Units.
The Administrator is authorized to award grants of restricted stock units to participants. The terms of each award of restricted stock units shall be set forth in an award agreement. The Administrator shall determine the events or conditions necessary for the lapse of restrictions applicable to the award of restricted stock units, which may include, among other things, requirements of continuous service for a specified term or the attainment of specific performance standards or goals, which restrictions may differ among participants.

Other Awards.
The Administrator may, in its sole discretion, grant awards of common stock, including fully vested common stock, and other awards that are valued in whole or in part by reference to the fair market value of the common stock.

Adjustment in Event of Change in Shares

In the event of a stock split, stock dividend, cash dividend (other than a regular cash dividend), combination of shares, merger, or other relevant change in the Company's capitalization, the Administrator will, subject to the approval of the Board of Directors, appropriately adjust the number and kind of shares available for issuance under the Plan, the number, kind and exercise price of shares subject to outstanding options and stock appreciation rights and the number and kind of shares subject to outstanding restricted stock and restricted stock unit awards.

Change of Control

Except to the extent reflected in a particular award agreement, in the event of a Change of Control (as defined in the Plan):

(a)    If the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding awards must be assumed by, or replaced with comparable awards by, the surviving corporation (or a parent or subsidiary of the surviving corporation);

(b)     If the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), in the event the surviving corporation (or a parent or subsidiary of the surviving corporation) does not assume or replace the awards with comparable awards,

(i)     the Company will provide each Participant with outstanding awards written notice of such Change of Control,

(ii)     all Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the shares or rights subject thereto,

(iii)     the Restricted Stock that is subject to time-based vesting and not subject to achievement of performance goals based on Qualifying Performance Criteria (as defined in the Plan) will become fully vested and all restrictions shall expire immediately,

(iv)     the Restricted Stock that is subject to achievement of performance goals based on Qualifying Performance Criteria and not subject to time-based vesting will, unless the award agreement provides for vesting or earning in a greater amount upon the occurrence of a Change of Control, become vested, free of restrictions, in such amounts as determined by the Committee as if the applicable performance goals for the unexpired performance period had been achieved at least at the target level set forth in the applicable award agreement and the corresponding number of shares of Restricted Stock shall vest,

(v)     the Restricted Stock Units that are subject to time-based vesting and not subject to achievement of performance goals based on Qualifying Performance Criteria will become fully vested and the shares of common stock subject to such Restricted Stock Units shall be delivered as promptly as practicable, subject to any limitations imposed thereon by Section 409A of the Code, and

(vi)     the Restricted Stock Units that are subject to achievement of performance goals based on Qualifying Performance Criteria and not subject to time-based vesting will, unless the award agreement provides for vesting or earning in a greater amount upon the occurrence of a Change of Control, become vested and earned in such amounts as determined by the Committee as if the applicable performance goals for the unexpired performance period had been achieved at least at the target level set forth in the applicable award agreement and the corresponding number of shares of common stock subject to such Restricted Stock Units will be delivered as promptly as practicable, subject to any limitations imposed thereon by Section 409A of the Code.

In the event of a Change of Control, the Committee may, in its discretion and upon at least 10 days' advance notice to the affected persons, cancel any outstanding Options, Stock Appreciation Rights or Restricted Stock Awards and pay to the holders thereof, in cash, the value of such awards based upon the highest price per share of common stock received or to be received by other shareholders of the Company in connection with the Change of Control.

Nontransferability

Awards granted under the Plan may not be transferred other than (i) by will or the laws of descent and distribution, (ii) pursuant to the terms of a "qualified domestic relations order" (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder), or (iii) for awards other than incentive stock options, in the Administrator's sole discretion in connection with a transfer for estate or retirement planning purposes to a trust established for such purposes.

Amendment and Discontinuance

The Board of Directors of the Company may from time to time amend or revise the terms of the Plan, or may discontinue the Plan at any time as permitted by law, provided, however, that such amendment shall not, without further approval of the shareholders, (i) increase the aggregate number of shares with respect to which awards may be made under the Plan; (ii) change the manner of determining the exercise price (other than determining the fair market value of the common stock to conform with applicable provisions of the Code or regulations and interpretations thereunder); (iii) extend the term of the Plan or the maximum period during which any option may be exercised or (iv) make any other change which, in the absence of shareholder approval, would cause awards granted under the Plan which are then outstanding, or which may be granted in the future, to fail to meet the exemptions provided by Section 162(m) of the Code. Notwithstanding the foregoing, the Company may not, without shareholder approval, reduce the exercise price of any option or stock appreciation right or exchange any option or stock appreciation right for a new award or for cash.

Duration

Unless the Plan is discontinued earlier by the Board, no award shall be granted on or after February 13, 2028.

U.S. Federal Income Tax Consequences
The following summary of some of the U.S. Federal income tax consequences of awards made under the Plan is based on the laws in effect as of the date of this Proxy Statement. It is general in nature and does not account for numerous circumstances that that may apply to a particular participant in the Plan. In addition, the state or local income tax consequences of a Plan award might be different than the Federal income tax consequences described below.

Incentive Stock Options.
Generally, a participant will not realize any taxable income for Federal income tax purposes at the time an ISO is granted. Upon exercise of the ISO, the participant will generally incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable), unless the participant has left our employ more than three months before exercising the option. If the participant transfers shares of common stock received upon the exercise of an incentive stock option within a period of two years from the date of grant of such incentive stock option or one year from the date of receipt of the shares of common stock (the "Holding Period"), then, in general, the participant will have taxable ordinary income in the year in which the transfer occurs in an amount equal to the excess of the fair market value on the date of exercise over the exercise price. However, if the sale price is less than the fair market value of such shares on the date of exercise, the ordinary income will not be more than the difference between the sale price and the exercise price. The participant will have long-term or short-term capital gain (or loss) in an amount equal to the amount by which the amount received for such common stock exceeds (or is less than) the participant's tax basis in the common stock as increased by the amount of any ordinary income recognized as a result of the disqualifying disposition, if any. If the participant transfers the shares of common stock after the expiration of the Holding Period, he or she will recognize capital gain (or loss) equal to the difference between the sale price and the exercise price.

If a participant who exercises an incentive stock option pays the option exercise price by tendering shares of common stock, such participant will generally incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable), provided any Holding Period requirement for the tendered shares is met. If the tendered stock was subject to the Holding Period requirement when tendered (i.e., had not been held for the entire Holding Period), payment of the exercise price with such stock constitutes a disqualifying disposition. If the participant pays the exercise price by tendering common stock and the participant receives back a larger number of shares, the participant's basis in the number of shares of newly acquired stock equal to the number of shares delivered as payment of the exercise price will have a tax basis equal to that of the shares originally tendered, increased, if applicable, by an amount included in the participant's gross income as compensation. The additional newly acquired shares upon exercise of the option will have a tax basis of zero. All stock acquired upon exercise will be subject to the Holding Period requirement, including the number of shares equal to the number tendered to pay the exercise price. Any disqualifying disposition will be deemed to be a disposition of stock with the lowest basis. The Company will not be entitled to a tax deduction upon grant, exercise or subsequent transfer of shares of common stock acquired upon exercise of an incentive stock option, provided that the participant holds the shares received upon the exercise of such option for the Holding Period. If the participant transfers the common stock acquired upon the exercise of an incentive stock option prior to the end of the Holding Period, we will generally be entitled to a deduction at the time the participant recognizes ordinary income in an amount equal to the amount of ordinary income recognized by such participant as a result of such transfer.

Non-qualified Stock Options.
Generally, a participant receiving a non-qualified stock option does not realize any taxable income for federal income tax purposes at the time of grant. Upon exercise of such option, the excess of the fair market value of the shares of common stock subject to the non-qualified stock option on the date of exercise over the exercise price will generally be taxable to the participant as ordinary income. The participant will have a capital gain (or loss) upon the subsequent sale of the shares of common stock received upon exercise of the option in an amount equal to the sale price reduced by the fair market value of the shares of common stock on the date the option was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will generally commence on the date the non-qualified stock option is exercised. If the participant who exercises a non-qualified stock option pays the exercise price by tendering shares of common stock and receives back a larger number of shares, the participant will realize taxable income in an amount equal to the fair market value of the additional shares received on the date of exercise, less any cash paid in addition to the shares tendered. Upon a subsequent sale of the common stock, the number of shares equal to the number delivered as payment of the exercise price will have a tax-basis equal to that of the shares originally tendered. The additional newly-acquired shares obtained upon exercise of the non-qualified stock option will have a tax basis equal to the fair market value of such shares on the date of exercise. The Company generally will be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of a non-qualified stock option.

Stock Appreciation Rights.
Generally, a participant receiving a stock appreciation right does not realize any taxable income for Federal income tax purposes at the time of grant. Upon the exercise of a stock appreciation right, the participant will generally recognize ordinary income in an amount equal to the amount of cash or the fair market value of the common stock distributed to the participant. The participant will have a capital gain (or loss) upon a subsequent sale of shares of common stock received in an amount equal to the sale price reduced by the fair market value of the shares of common stock on the date the stock appreciation right was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will generally commence on the date the stock appreciation right is exercised. The Company generally will be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of stock appreciation rights.

Stock Awards.
Generally, a participant receiving a stock award will recognize taxable income at the time of grant of a stock award of unrestricted shares. The taxable income will be equal to the excess of the fair market value of the unrestricted shares on the grant date over any amount the participant pays for the unrestricted shares. Generally, a participant will not recognize taxable income at the time of grant of a stock award of restricted shares. However, a participant may make an election under Section 83(b) of the Code ("Section 83(b)") to be taxed at the time of the stock award. If a participant does not elect under Section 83(b) to recognize income at the time of the stock award, the participant will recognize taxable income at the time of vesting. The taxable income will be equal to the excess of the fair market value of the restricted shares at the time the shares vest over any amount the participant paid for the restricted shares. A participant may elect under Section 83(b) to include as ordinary income in the year of the stock award an amount equal to the excess of the fair market value of the shares on the transfer date over any purchase price paid for the shares. The fair market value of the shares will be determined as if the shares were not subject to forfeiture. If a participant makes the Section 83(b) election, the participant will not recognize any additional income when the shares vest. Any appreciation in the value of the restricted shares after the award is not taxed as compensation, but instead as a capital gain when the restricted shares are sold or transferred. If the participant makes a Section 83(b) election and the restricted shares are later forfeited, the participant is not entitled to a tax deduction or a refund of the tax already paid. The Section 83(b) election must be filed with the IRS within 30 days following the date the shares are awarded to a participant. The 83(b) election generally is not revocable and cannot be made after the 30-day period has expired. Dividends received on restricted shares subject to a Section 83(b) election are taxed as dividends instead of compensation. The Company will be entitled to an income tax deduction equal to the amount of ordinary income a participant recognizes in connection with a stock award. The deduction will generally be allowed for the taxable year in which the participant recognizes such ordinary income.

Other Awards.
With respect to awards granted under the Plan that result in the payment or issuance of cash or shares of common stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. With respect to awards involving the issuance of shares of common stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may make a Section 83(b) election and be taxed at the time of receipt of shares or other property rather than upon the lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property the participant would not be entitled to any tax deduction, including a capital loss, for the value of the shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days after the receipt of the shares or other property. The Company generally will be entitled to a deduction in an amount equal to the ordinary income received by the participant. The deduction will generally be allowed for the taxable year in which the participant recognizes such ordinary income.

Plan Benefits
It is not presently possible to determine the dollar value of awards that may be made, or the individuals that may be selected for such awards, in the future under the Plan. As of March 10, 2021, the fair market value of a share of our common stock (as determined by the closing price quoted by the Nasdaq Global Select Market on that date) was $49.55.

Equity Compensation Plan Information

The following table provides information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders	289,090	NA	1,055,711
Equity compensation plans not approved by security holders	—	—	—
Total	289,090	NA	1,055,711
(a)  Includes the following:
•151,855 shares of common stock to be issued upon vesting of outstanding restricted stock units under the 2018 Stock Incentive Plan;
•125,176 shares of common stock to be issued upon vesting of outstanding performance units under the 2018 Stock Incentive Plan; and
•12,059 shares of common stock to be issued upon deferral release of common stock under the 2018 Stock Incentive Plan and the Non-Management Director Stock Plan.

(c)  Includes the following:
•339,691 shares of common stock available for issuance under the 2018 Stock Incentive Plan;
•80,130 shares of common stock available for issuance under the Non-Management Director Stock Plan; and
•635,890 shares of common stock available for issuance under the 2018 Employee Stock Purchase Plan.

Vote Required

The affirmative vote of holders of the majority of the shares for which votes are cast at the 2021 Annual Meeting is required to approve this proposal. Abstentions and broker "non-votes" will not be counted as votes cast and, therefore, will not affect the outcome.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF AN AMENDMENT TO THE ENTERPRISE FINANCIAL SERVICES CORP AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR AWARD.

ADVISORY (NON-BINDING) APPROVAL OF EXECUTIVE COMPENSATION- (Proposal C)

We are providing our shareholders the opportunity to vote on an advisory (nonbinding) resolution to approve our executive compensation as described in the section captioned “Compensation Discussion and Analysis,” the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables, all as set forth in pages 14 through 22 of this Proxy Statement.

The Dodd-Frank Act requires under Section 14A of the Exchange Act that companies provide their shareholders with the opportunity to cast an advisory vote to approve executive officer compensation, commonly referred to as a “Say-on-Pay” vote, at least once every three years. Our Board determined, as a result of the latest advisory vote regarding how often the Company should include a Say-on-Pay vote in its proxy materials, that we will have such an advisory Say-on-Pay vote annually.

This Say-on-Pay proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“RESOLVED, that the shareholders hereby approve the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables.”

For the reasons set forth in this Proxy Statement, including the Compensation Discussion and Analysis, and the Report of the Compensation Committee, we believe our compensation policies and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, are strongly aligned with the long-term interests of our shareholders, and that the compensation paid to our executives is consistent with such policies and procedures.
Vote Required
Your vote on this proposal is an advisory vote, which means that the Company and the Board are not required to take any action based on the outcome of the vote. However, the Board will consider the vote of our shareholders on this proposal when determining the nature and scope of future executive compensation programs and decisions.
The affirmative vote of holders of the majority of the shares for which votes are cast at the 2021 Annual Meeting is needed to approve this proposal on a non-binding advisory basis. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF APPROVAL OF EXECUTIVE COMPENSATION- (Proposal D)

As described in Proposal C above, the Company's shareholders are being provided the opportunity to cast an advisory vote on the Company's executive compensation program. The advisory vote on executive compensation described in Proposal C above is referred to as a “say-on-pay vote.”

This Proposal D affords shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or a special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal D, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

The Company believes that say-on-pay votes should be conducted every year so that shareholders may annually express their views on the Company's executive compensation program.

You may cast your vote on your preferred voting frequency by choosing the option of once every year (“1 Year”), once every two years (“2 Years”), once every three years (“3 Years”), or you may abstain from voting on the following resolution:

“RESOLVED, that the option of once every year, once every two years, or once every three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency for holding an advisory shareholder vote to approve the compensation of the named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”

Vote Required

Your vote on this proposal is an advisory vote, which means that the Company and the Board are not required to take any action based on the outcome of the vote. However, the Board will consider the vote of our shareholders on this proposal when determining the nature and scope of future executive compensation programs and decisions. The Board may determine that it is advisable and in the best interests of the shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option preferred by shareholders.

The option of 1 year, 2 years or 3 years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation recommended by shareholders.The affirmative vote of holders of the majority of the shares for which votes are cast at the 2021 Annual Meeting is needed to approve this proposal on a non-binding advisory basis. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted for “1 YEAR” on this proposal.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR “1 YEAR” FOR THE FREQUENCY OF SAY-ON-PAY VOTES.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following tables show, as of March 4, 2021, certain information about ownership of Common Stock by: (i) those persons or entities known by management to beneficially own more than 5% of our common stock (ii) each director, director nominee, and NEO, and (iii) all directors and executive officers as a group. As of March 4, 2021, there were 31,255,259 shares of common stock outstanding. For purposes of the information in the following tables, “ownership” includes (i) shares of stock directly or indirectly owned as of that date and (ii) shares which the named entity or individual has the right to acquire (by contract conversion or vesting) if such right is exercisable as of the date or will become exercisable within 60 days thereafter. Percentages shown below reflect such possible exercises but only as to the individual, entity or group whose percentage is being calculated.

	Number of	Percentage of
Name & Address of Beneficial Owner	Shares	Ownership
BlackRock Inc. (1)	1,921,060	6.1%
55 East 52nd Street
New York, NY 10055

EARNEST Partners, LLC (2)	1,799,646	5.8%
1180 Peachtree Street NE, Suite 2300
Atlanta, Georgia 30309

(1)    Holdings reported on Schedule 13G filed with the SEC on January 29, 2021.
(2)    Holdings reported on Schedule 13G/A filed with the SEC on February 16, 2020.

Directors and Named Executive Officers	Number of	Percentage of
Beneficial Owner	Shares (1) (2)	Ownership
Douglas N. Bauche (2)	11,523	*
Michael A. DeCola (3)	34,802	*
James F. Deutsch (6)	696,425	2.2%
John S. Eulich	94,598	*
Scott R. Goodman (2)	54,407	*
Robert E. Guest, Jr. (4)	88,297	*
James M. Havel	10,252	*
Judith S. Heeter	11,448	*
Michael R. Holmes	10,854	*
Nicole M. Iannacone	4,032	*
Nevada A. Kent, IV	8,310	*
James B. Lally (2) (5)	86,399	*
Richard M. Sanborn	400,332	1.3%
Anthony R. Scavuzzo (7)	996,426	3.2%
Eloise E. Schmitz	5,890	*
Keene S. Turner (2)	34,596	*
Sandra A. Van Trease	49,828	*

All Directors and Executive Officers as a Group (18 total)	2,612,016	8.4%

* Less than 1%

(1)    Unless otherwise indicated, the named person has sole voting and investment power for all shares shown.
(2)     Includes shares indirectly held in the EFSC Incentive Savings Plan beneficially owned by the named person, as follows: Mr. Lally, 21,533 shares; Mr. Turner, 2,029 shares; Mr. Goodman, 6,288 shares; and Mr. Bauche, 3,320 shares.
(3)     Includes 10,130 shares held jointly by Mr. DeCola and his spouse as to which Mr. DeCola has shared voting and investment power. and 22,712 shares held in the name of Mr. DeCola in which he has sole voting and investment power. Includes 1,960 shares held in a trust for the benefit of Mr. DeCola in which he has sole voting and investment power.
(4)     Includes 7,000 shares held in the name of Mr. Guest in which he has sole voting and investment power. Includes 73,077 shares held jointly by Mr. Guest and his spouse as to which Mr. Guest has shared voting and investment power; 8,220 shares held in an Individual Retirement Account for the benefit of Mr. Guest’s spouse as to which Mr. Guest has shared voting and investment power.
(5) Includes 9,270 shares held jointly by Mr. Lally and his spouse as to which Mr. Lally has shared voting and investment power.
(6)     Includes 696,384 shares beneficially held by the Patriot Financial Group: each of Patriot Financial Partners II, LP and Patriot Financial Partners Parallel II, LP (together, the "Patriot Funds"). Mr. Deutsch is a member of the investment committee of both Patriot Funds, which makes investment decisions on their respective behalf, and as such, has shared voting and investment power over such shares. Mr. Deutsch disclaims beneficial ownership of such shares.
(7) Includes 996,385 shares beneficially held by Castle Creek Capital Partners VI LP (“Castle Creek”). Mr Scavuzzo is a Principal member of Castle Creek, and has shared voting and investment power over such shares. Mr. Scavuzzo disclaims beneficial ownership of such shares.

RELATED PERSON TRANSACTIONS

Loans to Related Persons
Some of the directors, including members of the Compensation Committee, and officers of the Company and the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rate paid or charged and collateral required, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.

Corporate Governance Agreements
As noted above, Messrs. Deutsch and Scavuzzo previously served on Trinity’s board of directors prior to the Company’s acquisition of Trinity, and their respective employer-funds became shareholders of the Company in connection with the acquisition. As a condition of their appointment to serve as directors of the Company, the Company and each of Patriot and Castle Creek together with Messrs. Deutsch and Scavuzzo, respectively, entered into the Corporate Governance Agreements. The Corporate Governance Agreements provide, among other things, that Patriot and Castle Creek agree to be bound by the Company’s corporate governance guidelines, the Company’s Code of Ethics and the Company’s Insider Trading Policy, including observing blackout windows on trading, all to the same extent as the Company’s directors.

While the Corporate Governance Agreements remain in effect, Patriot and Castle Creek may not seek other representation on the Board, acquire an ownership level of the Company’s securities greater than 9.9%, make efforts to acquire the Company either individually or in combination with other parties, submit shareholder proposals pursuant to Rule 14a-8 under the Exchange Act, or encourage or actively assist any person or entity in opposing any proposal submitted by the Board to a vote by the Company’s shareholders.

Fees earned by Messrs. Deutsch and Scavuzzo will be paid, in cash, to Patriot and Castle Creek, respectively or each entity’s designated affiliates, and not to Messrs. Deutsch and Scavuzzo individually.

As previously noted, Mr. Deutsch has decided to not stand for re-election to the Board at the 2021 Annual Meeting. Pursuant to the terms of the Corporate Governance Agreement with Patriot and Mr. Deutsch, that agreement will terminate, except for those provisions that survive termination pursuant to the terms of the agreement, when Mr. Deutsch ceases to be a director of the Board.

Review, Approval or Ratification with Related Persons
Our Code of Ethics requires that every employee and director avoid situations where loyalties may be divided between our interests and the employee or director’s own interests. Employees and directors must avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of the Company.

Pursuant to its written charter, the Audit Committee reviews all related-party transactions as required to be disclosed in our financial statements or periodic filings with the SEC, other than specific categories of pre-approved transactions set forth in our Related Party Transactions Policy. Related party transactions include transactions between the Company, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the SEC. The Audit Committee considers each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to us.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act requires directors, certain officers and all persons who beneficially own more than 10 percent of our common stock file reports with the SEC with respect to beneficial ownership of our securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year that ended December 31, 2020, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) in a timely manner, except for one Form 4 for each of Messrs. Goodman and Deutsch with each such report covering a single transaction, which were filed late.

AUDIT COMMITTEE REPORT

The Audit Committee submits the following report:

The Audit Committee’s role includes assisting the Board in monitoring the integrity of the Company’s financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, performance of the Company’s internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to express its opinions on the Company’s financial statements in accordance with generally accepted United States accounting principles and the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment and oversight of the independent registered public accounting firm, including review of their qualifications, independence and performance.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and internal control report with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee received written disclosures and the letter from the independent registered public accounting firm as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the auditors their independence. As part of its review, the Audit Committee reviewed the fees paid to Deloitte & Touche LLP and considered whether Deloitte & Touche LLP’s performance of non-audit services for the Company was compatible with auditors’ independence. The Audit Committee has concluded that Deloitte & Touche LLP is independent from the Company and its management.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Respectfully submitted by the following independent directors, who comprise the Audit Committee,
Sandra A. Van Trease, Chairperson	James F. Deutsch	James M. Havel

	Nevada A. Kent, IV	Eloise E. Schmitz

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amendment or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates the report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth fees billed to the Company by Deloitte & Touche LLP, the Company’s principal accounting firm for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
Audit fees (1)	$976,500	$976,800
Audit related fees (2)	41,000	40,000
Tax fees (3)	55,832	75,382
	$1,073,332	$1,092,182

(1)Includes professional services rendered for the audit of the Company’s consolidated annual financial statements, reports on internal control and review of financial statements in the Company’s reports on Form 10-Q and services normally provided in connection with regulatory filings or engagements including consultation on various accounting matters.
(2)Audit related fees in 2020 and 2019 related primarily to services for consulting.
(3)Tax fees include fees for services principally related to the review of Company prepared tax returns.

The Audit Committee is required to pre-approve all auditing services and permitted non-auditing services to be performed by the Company’s independent registered public accounting firm. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent registered public accounting firm, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

During the fiscal year ended December 31, 2020, all the services described under the headings “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to the procedures described above.

Deloitte & Touche LLP representatives are expected to attend the 2021 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholder questions.

PROPOSALS OF SHAREHOLDERS

Shareholders are entitled to present proposals for action at a forthcoming shareholders’ annual meeting if they comply with the requirements of the SEC proxy rules. Any proposals intended to be presented at the 2022 Annual Meeting of Shareholders of the Company must be received at the Company’s principal office at 150 North Meramec Ave., Clayton, Missouri 63105 on or before November 17, 2021, which is at least on hundred twenty (120) days prior to the anniversary date this Proxy Statement was released to our shareholders for the 2021 Annual Meeting, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

Any shareholder who intends to propose any other matter to be acted upon at the 2022 Annual Meeting of Shareholders (but not include such proposal in the Company’s proxy statement) must inform the Company, in the manner specified in the Company’s By-Laws, no later than ninety nor more than one hundred twenty days prior to the first anniversary of the 2021 Annual Meeting. As a result, the notice pursuant to the Company’s By-Laws must be received by the Company no earlier than December 29, 2021 and no later than January 28, 2022. Similarly, any shareholder nomination for a director to be elected at the 2022 Annual Meeting of Shareholders must be submitted to the Company, in the manner and form specified in the Company’s By-Laws, no earlier than December 29, 2021 and no later than January 28, 2022.

No notice that a shareholder intends to present a proposal at the annual meeting was received by the Company on or before February 5, 2021, which is ninety (90) days prior to the one-year anniversary of the 2020 Annual Meeting of Shareholders.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the annual meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the annual meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interests of the Company on such matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for Proxy Statements with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders at cost savings for companies. We and some brokers household proxy materials, delivering a single Proxy Statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker or nominee if your shares are held in a brokerage account or other account or our agent, Broadridge Financial Services, Inc. (“Broadridge”) if you hold registered shares. You can notify Broadridge by sending written request to: Broadridge, 51 Mercedes Way, Edgewood NY 11717, or calling Broadridge at 1-800-353-0103.

ADDITIONAL INFORMATION

The Company’s website is www.enterprisebank.com. We make available free of charge on or through our website, various reports that we file with or furnish to the SEC, including our annual reports, quarterly reports, current reports and proxy statements. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC. In addition, the Company’s corporate governance documents are available through our website www.enterprisebank.com under “Investor Relations.” Additionally, this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020 are available from the SEC at its website, www.sec.gov.

Upon written request, the Company will furnish to shareholders, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The written request should be sent to the Corporate Secretary, Enterprise Financial Services Corp, 150 North Meramec Ave, Clayton, Missouri, 63105.

By Order of the Board of Directors,

Nicole M. Iannacone, Corporate Secretary

APPENDIX A

AMENDMENT TO THE
ENTERPRISE FINANCIAL SERVICES CORP
AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN

This Amendment to the Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan, effective as of February 13, 2018 (the “Plan”), is effective as of [___], 2021 (the “Amendment Date”).

1.     Section 4(a) of the Plan is amended and restated in its entirety, effective as of the Amendment Date, to read as follows:

(a) Number of Shares. As of the Effective Date, the total number of shares of Common Stock which may be issued under the Plan and with respect to which Awards may be made shall not exceed 2,200,000 shares (which includes the 1,000,000 shares that were initially approved on May 8, 2013, the original effective date of the Plan, plus an increase of 600,000 shares that were approved on February 13, 2018, plus an increase of 600,000 shares). The shares may be authorized and unissued or issued and reacquired shares, as the Board from time to time may determine. Shares with respect to which Options or Stock Appreciation Rights are not exercised prior to termination of the Option or Stock Appreciation Right, shares that are subject to Restricted Stock Units which expire without converting to Common Stock, and shares of Restricted Stock which are forfeited before the restrictions lapse, shall be available for issuance under the Plan. Notwithstanding the foregoing, neither (i) shares accepted by the Company in payment of the Exercise Price of any Option, if permitted under the terms of such Option, (ii) any shares withheld from a Participant, or delivered to the Company in satisfaction of required withholding taxes arising from Awards under the Plan, nor (iii) the difference between the total number of shares with respect to which a Stock Appreciation Right is awarded and the number of shares actually delivered upon exercise of such Stock Appreciation Right, shall be available for reissuance under the Plan.

2.     In all other respects, the provisions of the Plan are hereby ratified and confirmed, and they shall continue in full force and effect.

APPENDIX B

ENTERPRISE FINANCIAL SERVICES CORP
AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN

1.     PURPOSE OF THE PLAN. The purpose of the Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan (the “Plan”) is to provide favorable opportunities for directors, officers, employees, consultants or advisors employed by or providing service to Enterprise Financial Services Corp (the “Company”) or any of its Subsidiaries, to acquire shares of common stock of the Company (“Common Stock”) or to benefit from the appreciation thereof. Such opportunities should provide an increased incentive for these individuals to contribute to the future success and prosperity of the Company, thus enhancing the value of the Company’s Common Stock for the benefit of the stockholders, and increase the ability of the Company to attract and retain individuals of exceptional skill upon whom, in large measure, its sustained progress, growth and profitability depend.
2.     DEFINITIONS.

Award means any (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Restricted Stock Units, or (v) Other Awards, granted under the Plan, whether granted singly, in combination or in tandem to a Participant.

Award Agreement means the written agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements, limitations and restrictions applicable to an Award.

Board means the Board of Directors of the Company.

Change of Control means the occurrence of any of the following events: (i) any “person” (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than a Permitted Holder (as defined below) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, (ii) during any period of two consecutive years, individuals who constitute the Board at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period, or (iii) the Company undergoes a liquidation or dissolution or a sale of all or substantially all of the assets of the Company. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change of Control. As used herein, “Permitted Holder” means (i) the Company, (ii) any corporation, partnership, trust or other entity controlled by the Company and (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any such controlled entity.

Code means the Internal Revenue Code of 1986, as amended. All section references to the Code in this Plan are intended to include any amendments or substitutions thereof or subsequent to the adoption of the Plan.

Common Stock means the Company’s common stock, $.01 par value per share.

Committee means the Compensation Committee of the Board.

Eligible Individuals means any of the following individuals: (i) directors, officers and employees of the Company or any of its Subsidiaries, or (ii) consultants or advisors to the Company or any of its Subsidiaries.

Exchange Act means the Securities Exchange Act of 1934, as amended. References to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations or guidance.

Exercise Price means the exercise price per share of Common Stock specified in an Option or Stock Appreciation Right.

Fair Market Value means, with respect to shares of Common Stock, the mean between the highest and lowest sale prices of the Common Stock reported by the exchange on which the Common Stock is listed on the date of measurement or, if the Common Stock is not so listed or admitted to trading on any national securities exchange, the mean between the highest and lowest quoted sale price on such date or, if not so quoted, the mean between the highest bid and lowest asked prices in the overthe-counter market on such date as reported in the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices on such date as furnished by a professional market maker selected by the Committee who is making a market in the Common Stock. If the Common Stock is not publicly held or publicly traded, Fair Market Value shall be as determined by the Committee in good faith.

Fiscal Year means a fiscal year of the Company, which is a calendar year.

Incentive Stock Option means an Option intended, as expressed in the Award Agreement, to meet the requirements of an “incentive stock option” as defined in Section 422(b) of the Code and the regulations thereunder.

Independent Director means an “independent director” as defined in the listing standards of the NASDAQ Stock Market, Inc., or of such exchange on which the Common Stock is principally traded.

Non-Qualified Stock Option means an Option that is not an Incentive Stock Option.

Option means a right to purchase shares of Common Stock at a stated price. An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.

Other Award means an Award designated as an Other Award pursuant to this Plan.

Participant means an Eligible Individual to whom one or more Awards are or have been granted under this Plan and have not been fully settled or cancelled and, following the death of any such person, his successors, heirs, executors and administrators, as the case may be.

Plan means this Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan, as set forth herein and as it may be amended from time to time.

Restricted Stock means a share of Common Stock that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain performance goals).

Restricted Stock Unit means a right to receive a share of Common Stock at a future date, which may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain performance goals).

Stock Appreciation Right means a right to receive, with respect to each share of Common Stock subject to such Stock Appreciation Right, value in an amount equal to the excess, if any, of (i) the Fair Market Value of a share of Common Stock on the day of exercise or the trading day immediately preceding the date of exercise, as determined by the Administrator in its reasonable discretion over (ii) the Exercise Price of such Stock Appreciation Right.

Subsidiaries shall have the meaning given to such term by Section 424 of the Code.

3.     ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall consist of three or more members of the Board, each of whom shall be an Independent Director. The Committee shall have full authority to grant Awards, to interpret the Plan and to make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan, taking into consideration the recommendations of management. The decisions of the Committee shall be binding and conclusive for all purposes and upon all persons unless and except to the extent that the Board shall have previously directed that all or specified types of decisions of the Committee shall be subject to approval by the Board. Notwithstanding the foregoing and anything else in the Plan to the contrary, the Committee, in its sole discretion, may delegate the Committee’s authority and duties under the Plan to the Chief Executive Officer of the Company, or to any other committee to the extent permitted under Delaware law, under such conditions and limitations as the Board or the Committee may from time to time establish.
4.     AWARDS, IN GENERAL.

(a)     Number of Shares. As of the Effective Date, the total number of shares of Common Stock which may be issued under the Plan and with respect to which Awards may be made shall not exceed 1,600,000 shares (which includes the 1,000,000 shares that were initially approved on May 8, 2013, the original effective date of the Plan, plus an increase of 600,000 shares). The shares may be authorized and unissued or issued and reacquired shares, as the Board from time to time may determine. Shares with respect to which Options or Stock Appreciation Rights are not exercised prior to termination of the Option or Stock Appreciation Right, shares that are subject to Restricted Stock Units which expire without converting to Common Stock, and shares of Restricted Stock which are forfeited before the restrictions lapse, shall be available for issuance under the Plan. Notwithstanding the foregoing, neither (i) shares accepted by the Company in payment of the Exercise Price of any Option, if permitted under the terms of such Option, (ii) any shares withheld from a Participant, or delivered to the Company in satisfaction of required withholding taxes arising from Awards under the Plan, nor (iii) the difference between the total number of shares with respect to which a Stock Appreciation Right is awarded and the number of shares actually delivered upon exercise of such Stock Appreciation Right, shall be available for reissuance under the Plan. (b) Minimum Vesting/Restriction Period. Notwithstanding any provision of the Plan to the contrary (but subject to Section 11 of the Plan), each Award granted under the Plan shall become vested over a period of not less than one year following the date the applicable Award is granted; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock reserved for issuance under Section 4(a) may be granted to any one or more Eligible Individuals without respect to such minimum vesting provisions. Nothing in this Section 4(b) shall preclude the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, disability, retirement, termination of service or the consummation of a Change of Control.

5.     PARTICIPATION. The Committee may, from time to time, in its discretion grant Awards to Participants from among the Eligible Individuals.

6.     GRANTS OF OPTIONS. The Committee is hereby authorized to grant Awards of Options to Eligible Individuals. The terms and conditions of each Option shall be set forth in an Award Agreement between the Company and the Participant on such terms and conditions as may be deemed advisable by the Committee in its discretion, but not inconsistent with the following:

(a)     Number of Shares. The maximum number of Options that may be awarded, for Awards which are intended to qualify under Section 162(m), during a calendar year to a Participant shall be 200,000 shares.

(b)     Exercise Price. The Exercise Price shall not be less than 100% of the Fair Market Value of Common
Stock on the date such Option is granted.

(c)     Payment. The Exercise Price multiplied by the number of shares to be purchased by exercise of the Option shall be paid upon the exercise thereof. Upon exercise of the Option, the aggregate Exercise Price shall be payable in the manner provided by the applicable Award Agreement, which may include, without limitation payment in the form of: (i) cash equal to such aggregate Exercise Price, (ii) shares of Common Stock owned by the Participant having a Fair Market Value at least equal to such aggregate Exercise Price on the day of exercise or the trading day immediately preceding the date of exercise as determined by the Administrator in its reasonable discretion, (iii) any cashless exercise mechanism, or (iv) a combination of any of the above methods which total to such aggregate Exercise Price.

(d)     Stockholder Rights. A holder of an Option shall have none of the rights of a stockholder until the shares are issued to him or her; provided that if a Participant exercises an Option and the appropriate purchase price is received by the Company in accordance with this Section 6(d) prior to any dividend record date, such Participant shall be entitled to receive the dividends which would be paid on the shares subject to such exercise if such shares were outstanding on such record date. In no event shall dividends be paid with respect to Options prior to their exercise.

(e)     Term of Option; Exercise. The Committee may designate the term of an Option in the Award Agreement, provided that the term shall not exceed ten years. During such term, an Option shall be exercisable at such times and under such conditions as shall be permissible under the terms of this Plan and of the Award Agreement.

(f)     Limitations Applicable to Incentive Stock Options. It is intended that Incentive Stock Options shall conform to the requirements of Sections 422 and 424 of the Code. To the extent that the aggregate Fair Market Value of the Common Stock, with respect to which Incentive Stock Options granted under this or any other Plan of the Company are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be permitted under the Code, such excess shall be considered Non-Qualified Stock Options. Notwithstanding anything in the Plan to the contrary, any Incentive Stock Option awarded to any Participant who, at the time of the Award, is the owner, directly or indirectly, of stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, shall (i) have a term not exceeding five years from the date of grant, and (ii) shall have an Exercise Price per share of not less than 110% of the Fair Market Value of the Common Stock on the date the Incentive Stock Option is granted.

7.     GRANTS OF STOCK APPRECIATION RIGHTS. The Committee is hereby authorized to grant Awards of Stock Appreciation Rights to Eligible Individuals. The terms and conditions of each Stock Appreciation Right shall be set forth in an Award Agreement between the Company and the Participant on such terms and conditions as may be deemed advisable by the Committee in its discretion, but not inconsistent with the following:

(a)     Number of shares. The maximum number of Stock Appreciation Rights that may be awarded, for Awards which are intended to qualify under Section 162(m), during a calendar year to a Participant shall be 200,000 shares.

(b)     Exercise Price. The Exercise Price of a Stock Appreciation Right shall be not less than 100% of the Fair Market Value of the Company’s Common Stock on the date the Stock Appreciation Right is granted.

(c)     Term; Exercise. The Committee may designate the term of a Stock Appreciation Right in the Award Agreement, provided that the term shall not exceed ten years. During such term, a Stock Appreciation Right shall be exercisable at such times and under such conditions as shall be permissible under the terms of this Plan and of the Award Agreement.

(d)     Tandem Awards. Stock Appreciation Rights may be awarded on a stand-alone basis or in tandem with an Option. Notwithstanding any other provision of this Plan, any Stock Appreciation Right awarded in tandem with an Option:

(i)     shall entitle the Participant to exercise all or a portion of the Stock Appreciation Right in lieu of all or a portion of the Option,

(ii)     shall vest and expire on the same dates as the underlying Option and shall utilize the same Exercise Price as the underlying Option, and

(iii)     may be exercised only to the extent that the related Option has not been exercised. The exercise of Stock Appreciation Rights granted in tandem with an Option shall result in a pro rata surrender of the related Option to the extent that the Stock Appreciation Rights have been exercised.

(e)     Settlement of Stock Appreciation Right. Stock Appreciation Rights will be settled in fully vested shares of Stock, as specified in the Award Agreement.

8.     RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Individuals. The terms and conditions of each Award of Restricted Stock or Restricted Stock Units shall be set forth in an Award Agreement between the Company and the Participant on such terms and conditions as may be deemed advisable by the Committee in its discretion, but not inconsistent with the following:

(a)     Restriction Period. The Committee shall determine the events or conditions necessary for the lapse of restrictions applicable to the award of Restricted Stock or Restricted Stock Units, which may include, among other things, requirements of continuous service for a specified term or the attainment of specific performance standards or goals, which restrictions may differ among Participants. Upon the lapse of the restriction period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant one share of Common Stock (or cash in lieu of delivering shares, as the case may be) for each such outstanding and vested Restricted Stock Unit; provided, however, that the Committee may elect to defer the delivery of Common Stock beyond the expiration of the restricted period only (i) with written permission of the participant, and (ii) if such extension would not cause adverse tax consequences under Section 409A of the Code. Award Agreements for Restricted Stock and Restricted Stock Units shall provide for forfeiture of Common Stock covered thereby to the extent the Restricted Stock or Restricted Stock Units do not vest during the restricted period specified in the Award Agreement, except as the Committee may otherwise determine in the Award Agreement.

(b)     Stockholder Rights. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant receiving Restricted Stock shall be entitled the rights of a stockholder with respect to such

Restricted Stock, including the right to receive dividends and vote shares of Restricted Stock upon the expiration of the applicable restriction period. Until Common Stock is issued to the Participant in settlement of Restricted Stock Units, the Participant shall not have any rights of a stockholder with respect to the Restricted Stock Units or the shares issuable thereunder. The Committee may determine in the applicable Award Agreement whether and to what extent the recipient of Restricted Stock Units has the rights of a stockholder of the Company including, but not limited to, whether the Participant receiving the Award has the right to vote the shares or to receive dividends or dividend equivalents upon the expiration of the applicable restriction period.

(c)     Number of Shares. The maximum number of shares of Restricted Stock or Restricted Stock Units that may be awarded, for Awards which are intended to qualify under Section 162(m), during a calendar year to a Participant shall be 100,000 shares.

(d)     Acceleration of Vesting. Notwithstanding the restrictions imposed on an Award of Restricted Stock or Restricted Stock Units as set forth in any Award Agreement, the Committee may shorten the applicable restriction period or waive any restrictions set forth therein, if the Committee concludes that it is in the best interests of the Company to do so.

9.     OTHER AWARDS. The Committee may, in its sole discretion, grant Awards of Common Stock, including fully vested Common Stock, and other Awards that are valued in whole or in part by reference to the Fair Market Value of Common Stock. These Awards shall collectively be referred to herein as Other Awards. Other Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, but not limited to, the right to receive fully vested shares. Subject to the other terms of the Plan, Other Awards may be granted to such Eligible Individuals in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee and set forth in an Award Agreement. The maximum amount that may be awarded, for Awards which are intended to qualify under Section 162(m), during a calendar year to a Participant as an Other Award shall be 100,000 shares.

10.     ADJUSTMENT IN THE EVENT OF CHANGE IN STOCK. Subject to Section 11, in the event of a stock split, stock dividend, cash dividend (other than a regular cash dividend), combination of shares, merger, or other relevant change in the Company’s capitalization, the Committee shall, subject to the approval of the Board, appropriately adjust the number and kind of shares available for issuance under the Plan, the number, kind and Exercise Price of shares subject to outstanding Options and Stock Appreciation Rights and the number and kind of shares subject to outstanding Restricted Stock awards; provided, however, that to the extent permitted in the case of Incentive Stock Options by Sections 422 and 424 of the Code, in the event that the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, through reorganization, merger, consolidation, liquidation, recapitalization, reclassification, stock split-up, combination of shares or dividend, appropriate adjustment in the number and kind of shares as to which Options may be granted and as to which Options or portions thereof then unexercised shall be exercisable, and in the Exercise Price thereof, shall be made to the end that the proportionate number of shares or other securities as to which Options may be granted and the optionee’s proportionate interests under outstanding Options shall be maintained as before the occurrence of such event; provided that any such adjustment in shares subject to outstanding Options (including any adjustments in the Exercise Price) shall be made in such manner as not to constitute a modification as defined by subsection (h)(3) of Section 424 of the Code; and provided, further, that, in the event of an adjustment in the number or kind of shares under a Restricted Stock award pursuant to this Section 10, any new shares or units issued to a recipient of a Restricted Stock award shall be subject to the same terms, conditions and restrictions as the underlying Restricted Stock award for which the adjustment was made.

11.     EFFECT OF A CHANGE OF CONTROL. Except to the extent reflected in a particular Award Agreement, in the event of a Change of Control:

(a)     Assumption of Awards. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Awards shall be assumed by, or replaced with comparable Awards by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

(b)     Termination of Awards. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), in the event the surviving corporation (or a parent or subsidiary of the surviving corporation) does not assume or replace the Awards with comparable awards, (i) the Company shall provide each Participant with outstanding Awards written notice of such Change of Control, (ii) all Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the shares or rights subject thereto, (iii) the Restricted Stock that is subject to time-based vesting and not subject to achievement of performance goals based on Qualifying Performance Criteria shall become fully vested and all restrictions shall expire immediately, (iv) the Restricted Stock that is subject to achievement of performance goals based on Qualifying Performance Criteria and not subject to time-based vesting shall, unless the Award Agreement provides for vesting or earning in a greater amount upon the occurrence of a Change of Control, become vested, free of restrictions, in such amounts as determined by the Committee as if the applicable performance goals for the unexpired performance period had been achieved at least at the target level set forth in the applicable Award Agreement and the corresponding number of shares of Restricted Stock shall vest, (v) the Restricted Stock Units that are subject to time-based vesting and not subject to achievement of performance goals based on Qualifying Performance Criteria shall become fully vested and the shares of Common Stock subject to such Restricted Stock Units shall be delivered as promptly as practicable, subject to any limitations imposed thereon by Section 409A of the Code, and (vi) the Restricted Stock Units that are subject to achievement of performance goals based on Qualifying Performance Criteria and not subject to time-based vesting shall, unless the Award Agreement provides for vesting or earning in a greater amount upon the occurrence of a Change of Control, become vested and earned in such amounts as determined by the Committee as if the applicable performance goals for the unexpired performance period had been achieved at least at the target level set forth in the applicable Award Agreement and the corresponding number of shares of Common Stock subject to such Restricted Stock Units shall be delivered as promptly as practicable, subject to any limitations imposed thereon by Section 409A of the Code.

(c)     Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may, in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Options, Stock Appreciation Rights or Restricted Stock Awards and pay to the holders thereof, in cash, the value of such Awards based upon the highest price per share of Common Stock received or to be received by other stockholders of the Company in connection with the Change of Control.

12.     RESTRICTIONS ON TRANSFER.

(a)     Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder).

(b)     Awards other than Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, pursuant to the terms of a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder), or, in the sole discretion of the Committee, in connection with a transfer for estate or retirement planning purposes to a trust established for such purposes.

13.     AMENDMENT AND DISCONTINUANCE.

(a)     The Board may from time to time amend or revise the terms of the Plan, or may discontinue the Plan at any time as permitted by law, provided, however, that such amendment shall not (except as provided in Section 11), without further approval of the stockholders, (i) increase the aggregate number of shares with respect to which awards may be made under the Plan, (ii) change the manner of determining the Exercise Price (other than determining the Fair Market Value of the Common Stock to conform with applicable provisions of the Code or regulations and interpretations thereunder), (iii) extend the term of the Plan or the maximum period during which any Option may be exercised, or (iv) make any other change which, in the absence of stockholder approval, would cause awards granted under the Plan which are then outstanding, or which may be granted in the future, to fail to meet the exemptions provided by Section 162(m) of the Code.

(b)     No amendments, revision or discontinuance of the Plan shall, without the consent of an optionee or a recipient of a Restricted Stock award, in any manner adversely affect his or her rights under any Option theretofore granted under the Plan.

(c)     Notwithstanding anything herein to the contrary, the Company shall not, without stockholder approval, reduce the Exercise Price of any Option or Stock Appreciation Right and shall not exchange any Option or Stock Appreciation Right for a new Award with a lower (or no) Exercise Price or for cash.

14.     EFFECTIVE DATE AND DURATION. The Plan was adopted by the Board and became effective on February 13, 2018, and remains subject to approval by stockholders. No Option or Stock Appreciation Right may be granted and no Restricted Stock may be awarded under the Plan after February 13, 2028.

15.     TAX WITHHOLDING. Notwithstanding any other provision of the Plan, the Company or its subsidiaries, as appropriate, shall have the right to deduct from all awards under the Plan cash and/or stock, with a Fair Market Value in the amount of all federal, state or local withholding taxes (up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable law) with respect to such awards. In the case of awards paid in Common Stock, the Participant or Permitted Transferee may be required to pay to the Company or a subsidiary thereof, as appropriate, the amount of any such taxes which the Company or subsidiary is required to withhold, if any, with respect to such stock. Subject in particular cases to the disapproval of the Committee, the Company may accept shares of the Company’s Common Stock of equivalent Fair Market Value in payment of such withholding tax obligations if the optionee elects to make payment in such manner.

16.     CONSTRUCTION AND CONDITIONS. The Plan and all benefits provided hereunder shall be governed by and construed in accordance with the laws of the State of Delaware and in accordance with such federal law as may be applicable.

17.     QUALIFYING PERFORMANCE CRITERIA. Any Award may be made subject to the satisfaction of the following “Qualifying Performance Criteria”, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award Agreement: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity or tangible equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or tangible assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment share, (q) customer satisfaction, (r) asset quality, (s) growth in loans and/or deposits, (t) operating efficiencies; (u) allowance for loan losses; (v) the ratio of non-performing loans to total loans; (w) the ratio of past due loans greater than 90 days and non-accruals to total loans; (x) the ratio of net charge-offs to average loans; (y) after tax operating income; and (z) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Standards Codification (ASC) 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

18.     NO CONTRACT CREATED. Neither the existence of the Plan nor the grant of any benefit pursuant to the Plan shall create in any Participant the right to continue to be employed by the Company or its Subsidiaries. Employment shall be “at will” and shall be terminable “at will” by the Company or employee with or without cause. Any oral statements or promises to the contrary are not binding upon the Company or the Participant.

APPENDIX C

USE OF NON-GAAP FINANCIAL MEASURES

The Company’s accounting and reporting policies conform to U.S. GAAP and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as tangible book value per common share and pre-provision net revenue return on average assets, in this report that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

The Company considers its tangible book value per common share and pre-provision net revenue return on average assets, collectively “core performance measures” presented in this report, as relevant measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these performance measures to the GAAP measures.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. The Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

Tangible Book Value Per Common Share

Year ended December 31,
($ in thousands)	2020
Total shareholders' equity	$1,078,975
Less: Goodwill	260,567
Less: Intangible assets	23,084
Tangible common equity	$795,324

Period end shares outstanding	31,210
Tangible book value per common share	$25.48

Calculation of Pre-provision Net Revenue Return on Average Assets

Year ended December 31,
($ in thousands)	2020
Net interest income	$270,001
Noninterest income	54,503
Less: Noninterest expense	167,159
Merger-related expenses	4,174
PPNR (excluding merger-related expenses)	$161,519

Average assets	$8,253,913
ROAA - GAAP net income	0.90%
PPNR ROAA	1.96%

ENTERPRISE FINANCIAL SERVICES CORP
150 NORTH MERAMEC AVE
CLAYTON, MO 63105

VOTE BY INTERNET
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ENTERPRISE FINANCIAL SERVICES CORP

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael A. DeCola
02) John S. Eulich
03) Robert E. Guest, Jr.
04) James M. Havel
05) Judith S. Heeter
06) Michael R. Holmes
07) Nevada A. Kent, IV
08) James B. Lally
09) Richard M. Sanborn
10) Anthony R. Scavuzzo
11) Eloise E. Schmitz
12) Sandra A. Van Trease

The Board of Directors recommends you vote FOR Proposals A, B, and C and FOR "1 Year" for Proposal D:

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D37017-P49940

ENTERPRISE FINANCIAL SERVICES CORP
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
April 28, 2021 – 5:00 p.m., Central Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) James B. Lally and Keene S. Turner, or either of them, each with full power of substitution, as proxies to vote all shares of Enterprise Financial Services Corp common stock that the shareholder(s) would be entitled to vote on all matters that properly come before the 2021 Annual Meeting and at any adjournment(s) or postponement(s). The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this proxy card. This proxy card, when properly executed will be voted as directed. **If this proxy card is signed and returned by the shareholder(s) and no specifications are indicated, the proxies are authorized to vote "FOR" the election of all nominees as unanimously recommended by the Board of Directors of Enterprise Financial Services Corp, "FOR" Proposals A, B, and C and "1 Year" on Proposal D.** If this proxy card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2021 Annual Meeting and at any adjournment(s) or postponement(s).

SHARES HELD IN THE EFSC INCENTIVE SAVINGS PLAN
This proxy is also to be used by current or former employees of the Company or its subsidiaries who have allocated investment funds to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (the "Savings Plan") to give voting instructions to the Savings Plan trustees. This proxy, when properly executed and delivered prior to 11:59 p.m. on April 25, 2021, will be voted by the Savings Plan trustees as directed.

Continued and to be signed on reverse side